                                                                  EXHIBIT 99 (D)


    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1999
================================================================================

                                                                PRELIMINARY COPY

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                      ------------------------------------

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  KRUPP REALTY LIMITED PARTNERSHIP - V (Name of
                     Registrant as Specified In Its Charter)

        -------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required.
[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
                 Investor Limited Partnership Interests ("Units")
        (2)      Aggregate number of securities to which transaction applies:
                 31,214.5 Units
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $1,200
        (4)      Proposed maximum aggregate value of transaction: $37,457,400
        (5)      Total fee paid: $7,491.48

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

================================================================================

                      KRUPP REALTY LIMITED PARTNERSHIP - V
                                One Beacon Street
                                   Suite 1500
                           Boston, Massachusetts 02108
                      ------------------------------------

Dear Limited Partner:

        You are cordially invited to attend a Special Meeting of Unitholders of
Krupp Realty Limited Partnership"V ("Krupp Realty"), to be held on            ,
2000 at 10:00 a.m. at            .

        At the special meeting you will be asked to consider and vote upon a proposed merger, described in the accompanying proxy statement, of Krupp Realty with and into KR5 Acquisition, L.L.C., a Delaware limited liability company that is an affiliate of the general partners. Under the terms of the merger, KR5 is offering you $1,200 per unit in cash. The general partners of Krupp Realty have determined that the merger transaction is fair and in the interests of the unitholders and therefore recommend that unitholders vote "FOR" the merger and the amendment.

        Among the factors considered by the general partners in making the recommendation were the following:

        * Cushman & Wakefield, an independent real estate consulting firm, appraised the properties owned by Krupp Realty. This offer represents a $350 premium over the independent appraised value of $864 per unit determined based primarily upon Cushman & Wakefield's appraisals; and

        * ERP Operating Limited Partnership, a wholly owned subsidiary of Equity Residential Properties, itself a $5.3 billion Chicago based Real Estate Investment Trust UNAFFILIATED with Krupp Realty and the general partners, first sought to acquire control of Krupp Realty in November 1999 through a tender offer for the units at $675 per unit. KR5 in turn offered $864 per unit, and through a subsequent bidding contest, the price offered to you increased from $864 to $1,200 per unit.

Please read the entire proxy statement carefully, including the discussion concerning the factors considered by the general partners in making their recommendation.

        The merger, the related merger agreement and the per unit price to be paid to unitholders have not been reviewed independently. A vote in favor of the merger will also constitute a vote in favor of an amendment to Krupp Realty's partnership agreement allowing Krupp Realty to enter into the merger agreement and complete the merger with KR5.

        KR5 has entered into a joint venture agreement with investment funds affiliated with Equity Resources Group, Inc., a Cambridge, Massachusetts real estate concern that is not affiliated with ERP. Equity Resouces currently own approximately 11% of the outstanding units and has agreed to vote in favor of the merger and the amendment.

        Your vote is important no matter how many units you own. Please date, sign and promptly return the proxy card in the enclosed envelope or by facsimile as instructed in this proxy statement. If you plan to attend the special meeting in person, please check the appropriate box on the proxy card. You may change your vote in person, even if you have previously sent in a proxy.

        Any signed proxy cards that are returned without a choice indicated on them will be voted "FOR" the transaction. The proxy statement explains in detail the terms of the proposed merger and the related transactions.

         This proxy statement explains in detail the terms of the proposed merger and the related transactions. The date of this proxy statement is
          and was first mailed to unitholders of Krupp Realty on      .


KRUPP REALTY LIMITED PARTNERSHIP - V

The Krupp Corporation
GENERAL PARTNER



By:
     -------------------------------
     Douglas Krupp, CO-CHAIRMAN OF
     THE BOARD OF DIRECTORS

Boston, Massachusetts
                         , 2000

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      KRUPP REALTY LIMITED PARTNERSHIP - V
                                One Beacon Street
                                   Suite 1500
                           Boston, Massachusetts 02108

                      ------------------------------------

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                            TO BE HELD         , 2000
                      ------------------------------------


To Our Unitholders:

         We are holding a special meeting of the holders of investor limited
partnership units of Krupp Realty Limited Partnership - V on        , 2000,
at        , local time, at           , for the following purposes:

         - To consider and vote on a proposal to approve a merger agreement under which KR5 Acquisition, L.L.C., a newly-formed company, will merge with and into Krupp Realty. Each Krupp Realty unitholder other than certain unitholders that have agreed to reinvest their units in KR5 Acquisition will receive $1,200 in cash for each outstanding investor limited partnership unit that the unitholder owns immediately before the effective time of the merger. A vote in favor of the merger agreement will also constitute a vote in favor of an amendment to Krupp Realty's partnership agreement allowing Krupp Realty to enter into the merger agreement and complete the merger with KR5 Acquisition. Copies of the merger agreement and amendment are attached as Appendices A and B, respectively, and are described in the accompanying proxy statement.

         - To consider and act upon such other matters as may properly come before the special meeting or any adjournment of the meeting.

         Only unitholders of Krupp Realty's investor limited partnership
interests at the close of business on the record date,          , 2000, will
be entitled to notice of, and to vote at, the special meeting or any adjournment of the meeting.

KRUPP REALTY LIMITED PARTNERSHIP - V

The Krupp Corporation
GENERAL PARTNER

By:
   ---------------------
      Scott D. Spelfogel
      SECRETARY

      Boston, Massachusetts

              , 2000

                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q.       WHAT ARE UNITHOLDERS BEING ASKED TO VOTE UPON?

A. Unitholders are being asked to approve a merger agreement and related amendment to Krupp Realty Limited Partnership-V's partnership agreement which allows for the merger of KR5
         Acquisition, L.L.C. into Krupp Realty. If the unitholders approve the transactions, Krupp Realty will no longer be a publicly held limited partnership.

Q.       WHAT WILL UNITHOLDERS RECEIVE IF THE MERGER AGREEMENT IS APPROVED?

A. Unitholders will receive $1,200 in cash for each investor limited partnership unit of Krupp Realty that they own. Unitholders will then no longer hold any interest in Krupp Realty.

Q.       WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.       By                     , 2000.

Q.       WHAT DO UNITHOLDERS NEED TO DO NOW?

A. After carefully reading and considering the information contained in this document, unitholders should indicate on their proxy card how they want to vote and mail their signed and dated proxy card in the enclosed return envelope as soon as possible. Unitholders may also fax their completed proxy cards to Krupp Funds Group Limited Partnership at (617) 423-8919.

Q.       WHAT SHOULD UNITHOLDERS DO IF THEY WANT TO CHANGE THEIR VOTE?

A. Just send in a later-dated, signed voting form to Krupp Funds Group Limited Partnership before the special meeting or attend the meeting in person and vote.

Q.       WHAT IF UNITHOLDERS PLAN TO ATTEND THE SPECIAL MEETING IN PERSON?

A. Unitholders should send in their proxy card in any event. Unitholders may request a ticket for admission to the special meeting by marking the appropriate box on the proxy card and return
         it no later than                          , 2000.

                         WHO CAN HELP ANSWER YOUR QUESTIONS?

       After reading through this proxy statement, if you have more questions about the merger, you should contact:


                      KRUPP FUNDS GROUP LIMITED PARTNERSHIP

                                One Beacon Street
                                   Suite 1500
                           Boston, Massachusetts 02108
                        Attention: Investor Communications

                              Phone: 1-800-25-KRUPP
                                (1-800-255-7877)
                               Fax: (617) 423-8919

                                     SUMMARY

         This summary highlights selected information included in this proxy statement, and is qualified by reference to the detailed information appearing elsewhere in this proxy statement and the attached appendices. A copy of the merger agreement and the amendment to Krupp Realty's partnership agreement are attached as Appendices A and B, respectively. Much of the information contained in this proxy statement is not covered by the summary. Therefore, please carefully review all of the information provided in this proxy statement.

PARTIES TO THE TRANSACTION

         THE PARTNERSHIP

         Krupp Realty Limited Partnership - V, a Massachusetts limited partnership (the "Partnership" or "Krupp Realty"), was formed in Massachusetts in 1983 to engage in real estate activities, including the ownership, operation and management of residential real estate and other real estate related assets. The Partnership currently owns two multi-family apartment complexes, one located in Chicago, Illinois (the "Park Place Tower Apartments") and the other in Cockeysville, Maryland (the "Century II Apartments") (collectively, the "Properties").

         The principal executive offices and place of business of the Partnership are located at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and its telephone number is (617) 523-7722.

         THE GENERAL PARTNERS

         The Krupp Corporation, a Massachusetts corporation ("Krupp Corp"), and The Krupp Company Limited Partnership-II, a Massachusetts limited partnership ("Krupp LP") (collectively, the "General Partners"), are the general partners of the Partnership. The principal business of each of Krupp Corp and Krupp LP is acting as a general partner of limited partnerships and managing real estate.

         The principal executive offices and place of business of Krupp Corp and Krupp LP are located at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and their telephone number is (617) 523-7722.

         THE PURCHASER

         The proposed purchaser of the Partnership is KR5 Acquisition, L.L.C., a Delaware limited liability company (the "Purchaser"), formed on November 24, 1999, by KRF Company, L.L.C., a Massachusetts limited liability company ("KRF Company"). KRF Company is the sole managing member of the Purchaser and an affiliate of the General Partners.

         The Purchaser was formed for the purpose of merging with the Partnership, and after the completion of the merger, its primary business will be operating, managing and otherwise dealing with the Properties.

         Before completing the merger, investment funds affiliated with Equity Resources Group Incorporated (collectively, "Equity Resources") will contribute the investor limited partnership units ("Units") held by them to the Purchaser in exchange for an approximately 25% interest in the Purchaser, assuming the Properties are refinanced as described below under "Special Factors--Financing of the Merger-- Source of Funds." Consequently, at the time of and following the merger, KRF Company will own approximately 75% of the Purchaser.

         The principal executive offices and place of business of the Purchaser is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and its telephone number is (617) 523-7722.

DATE, TIME AND PLACE OF SPECIAL MEETING

         The Partnership will hold a special meeting of the holders of the Units
("Unitholders") on            , 2000 at          , local time, at            .

PURPOSE OF THE SPECIAL MEETING

         Unitholders of the Partnership will be asked to vote on the merger and an amendment to Krupp Realty's partnership agreement to permit the Partnership to enter the merger agreement and complete the merger.

WHAT UNITHOLDERS WILL RECEIVE IN THE MERGER

         In the merger, Unitholders will receive $1,200 for each Unit they own. This price is intended to provide Unitholders with the opportunity to liquidate their investment in the Partnership for cash at a fair price. The per Unit merger price will not be reduced by distributions declared or made by the Partnership to Unitholders.

         Unitholders will receive a $20 per Unit distribution from the Partnership in February 2000.

THE AMENDMENT

         The amendment is necessary because the partnership agreement currently prohibits the General Partners from entering into agreements or transactions on behalf of the Partnership with affiliates of the General Partners, except as expressly permitted. Because the Purchaser is an affiliate of the General Partners, the Unitholders are being asked to consider and consent to an amendment to the partnership agreement to allow the Partnership to enter into the merger agreement and complete the merger. Failure to approve the amendment would preclude the completion of the merger even if the merger were approved by the Unitholders; consequently, a vote for the merger will automatically constitute a vote in favor of the amendment.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of Units is necessary to approve the merger and the related approval of the amendment. Equity Resources, which holds approximately 11% of the Partnership's outstanding Units, has agreed to vote for the approval of the merger and the amendment to the Partnership's partnership agreement. This means that Unitholders representing an additional 39% of the Units must vote in favor of the proposal to ensure its approval. See "Related Agreements."

INDEPENDENT APPRAISALS OF PROPERTIES

         Cushman & Wakefield has appraised the Properties and issued its reports related to the appraisals, which are described in this proxy statement under "Special Factors-- Independent Appraisals."

PURPOSE OF AND REASONS FOR THE MERGER

         The General Partners considered a number of factors in approving the merger agreement and recommending it to Unitholders, including:

         - the $1,200 per Unit merger price has been established as a result of several competing offers for the Units between the Purchaser and a third-party bidder;

         -   providing liquidity to Unitholders;

         - the elimination of uncertainties relating to the price and timing of any disposition of the Properties by the Partnership;

         - the elimination of the risks associated with the future costs that might be required to maintain the Properties and the incurrence of additional indebtedness related to such maintenance; and

         - the elimination of the annual filing and reporting of tax information by the Unitholders.

         The primary potential disadvantages of the merger to the unaffiliated Unitholders include:

         - a potentially lower price than what could be realized from the sale of the Properties to a third party; and

         - a potential loss of benefits resulting from any improvements in economic and market conditions.

See "Special Factors--Fairness of the Merger."

FAIRNESS OF THE MERGER; CONFLICTS OF INTEREST

         The General Partners believe that the merger is fair and in the best interest of the Unitholders and recommends that Unitholders vote for the approval of the merger. However, the General Partners have economic and other interests that are in conflict with the interests of the unaffiliated Unitholders. No independent committee or independent third party has reviewed or approved the merger, the related merger agreement or the per Unit price to be paid to Unitholders.

FINANCING OF THE MERGER

         The Purchaser expects to finance the merger through capital contributions from an affiliate and the anticipated refinancing of mortgage indebtedness of the Partnership. See "Special Factors--Financing of the Merger--Source of Funds."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      Sales of Units under the merger will be taxable transactions for federal income tax purposes. On a sale of Units under the merger, Unitholders will recognize gain or loss equal to the difference between:

     -      their "amount realized" on the sale;
            and

     -      their adjusted tax basis in the Units
            sold.

Unitholders "amount realized" will equal the sum of:

     -      the amount of cash Unitholders
            receive; and

     -      the amount of Partnership
            liabilities allocable to their Units.

Unitholders' adjusted tax basis in the Units sold will depend upon the facts of their situation. The character of any gain or loss Unitholders recognize may be partially capital and partially ordinary.

THE PRECISE TAX CONSEQUENCES OF THE MERGER TO UNITHOLDERS WILL DEPEND UPON THE FACTS OF THEIR SITUATION. UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISOR.

MARKET INFORMATION

     On December 23, 1999, ERP Operating Partnership, an Illinois limited partnership ("ERP"), made a revised tender offer to acquire all outstanding Units at a price of $1,100 per Unit less Partnership distributions. Following this offer, the Purchaser established a merger price of $1,200 per Unit. There is otherwise no active trading market in the Units and there have been no significant transactions between private parties that would establish an accurate market price for the Units.

     According to The Partnership Spectrum, an independent third-party industry publication, for the eight months ended September 30, 1999, a total of 100 Units traded at per Unit prices between $575 and $651 with a weighted average of $624 per Unit. For the period between October 1, 1999 and November 30, 1999, a total of 50 Units traded at per Unit prices between $652 and $655.83 with a weighted average of

$653.80 per Unit. The General Partners do not, however, know if this information is accurate or complete and have not independently confirmed these trading prices.

     See "Special Factors--Determination of Merger Price--Recent Unit Sales; Tender Offer."

RIGHTS OF APPRAISAL

     Neither Massachusetts law nor the partnership agreement grants Unitholders appraisal rights, without regard to how a Unitholder votes (or abstains) at the special meeting.

FORWARD-LOOKING STATEMENTS

     Statements in this proxy statement are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in these statements depending on a variety of factors. Unitholders should carefully review all information, including the financial statements and the notes to the financial statements, included in this document.

SELECTED HISTORICAL FINANCIAL INFORMATION

         The following table sets forth selected financial information regarding the Partnership's results of operations and financial position.
This information should be read in conjunction with the Consolidated
Financial Statements and Notes thereto and other financial information included or incorporated by reference in this document. The historical financial data as of and for the quarters ended September 30, 1999 and 1998 have been derived from the unaudited financial statements included in the Partnership's Quarterly Report on Form 10-Q for the quarters ended
September 30, 1999 and 1998, respectively. The historical financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from audited financial statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

                                             NINE MONTHS ENDED,
                                               SEPTEMBER 30                                   YEAR ENDED DECEMBER 31,
                                         ------------------------         --------------------------------------------------------
                                                  Unaudited
                                              1999          1998          1998          1997          1996                1995
                                              ----          ----          ----          ----          ----                ----
Total revenues..................         11,763,548   11,277,451      $15,100,395   $14,523,598       $13,660,261      $13,839,760
Income (loss) before gain from
capital transactions............          1,574,044    1,012,231          692,911      (304,383)         (119,075)        (795,377)
Gain on sale of property........                --            --               --            --                --        3,265,789
Income (loss) before extraordinary
loss............................          1,574,044    1,012,231          692,911      (304,383)         (119,075)       2,470,412
Extraordinary loss..............                 --           --               --      (288,156)               --          (93,215)
Net income (loss)...............          1,574,044    1,012,231          692,911      (592,539)         (119,075)       2,377,197
Net income (loss) allocated to:
Investor Limited Partners.......          1,463,861      941,375          644,407      (586,614)         (117,884)       2,353,425
Per Unit........................              41.59        26.74            18.31        (16.67)            (3.35)           66.86
Original Limited Partner........             94,443       60,734           41,575            --                 --              --
Net income (loss) allocated to:
General partners................             15,740       10,122            6,929        (5,925)           (1,191)          23,772
Total assets....................         34,014,347   35,077,699       34,721,709    35,457,032        37,162,269       38,555,732
Long-term obligations...........         40,752,418   41,387,711       41,235,548    41,848,811        41,700,453       42,273,669



                                   YEAR ENDED DECEMBER 31,
                                   -----------------------
                                             1994
                                             ----

Total revenues..................        $13,652,413
Income (loss) before gain from
capital transactions............         (1,450,214)
Gain on sale of property........                 --
Income (loss) before extraordinary
loss............................         (1,450,214)
Extraordinary loss..............                 --
Net income (loss)...............         (1,450,214)
Net income (loss) allocated to:
Investor Limited Partners.......         (1,435,712)
Per Unit........................             (40.79)
Original Limited Partner........                 --
Net income (loss) allocated to:
General partners................            (14,502)
Total assets....................         42,604,180
Long-term obligations...........         46,805,538


DISTRIBUTIONS:





Investor Limited Partners ......       1,408,000   1,408,000      1,408,000  1,408,000     704,000         --          --
Per Unit........................           40.00       40.00          40.00      40.00       20.00         --          --
Original Limited Partner........          90,838      90,839         90,839     90,839      45,419         --          --
General partners................          15,140      15,140         15,140     15,140       7,570         --          --



         The selected financial data results for the periods presented are not comparable due to the sale of the Marine Terrace multi-family apartment complex on July 19, 1995.

         The per Unit distributions for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 were $40.00, $40.00, $20.00, $0 and $0, respectively, none of which represented a return of capital for tax purposes.

         The historical performance of the Partnership is not necessarily indicative of its future operations.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER; PURPOSE OF THE TRANSACTION

         The Partnership was formed in 1983. In that year 35,200 Units were offered to the public at a price of $1,000 per Unit. The Partnership initially owned four multi-family apartment complexes and a joint venture interest in a fifth project. In 1992, the Partnership sold one apartment complex as well as the joint venture. In 1995, the Partnership sold another apartment complex.

         The General Partners believe that most Unitholders have held their investment in the Partnership for longer than their anticipated holding period. While the Partnership currently provides investors with a $40 annual distribution, other investment opportunities may offer a rate of return that is as good or better than that offered by the Partnership.

         The Units are not listed or traded on an exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and no active trading market in the Units has developed. Because of the limited trading market for the Units, Unitholders who wish to sell Units may have difficulty doing so, and from time to time, the General Partners have been asked by Unitholders to provide a means of disposing of their Units at a fair price.

         In the spring of 1999, affiliates of the General Partners considered the possibility of acquiring the outstanding Units, thereby providing Unitholders with the opportunity to liquidate their investment in the Partnership for cash. On July 8, 1999, Cushman & Wakefield was retained by the Partnership to appraise the fair market value of the Properties, the principal assets of the Partnership. The Cushman & Wakefield appraisals were completed in August 1999.

         In September 1999, representatives of the Purchaser contacted representatives of Equity Resources, the holders of approximately 11% of the outstanding Units, regarding the possibility of forming a joint venture to acquire the remaining outstanding Units. Equity Resources was approached because of its considerable experience in evaluating the benefits and risks associated with continued ownership of the Properties.

         During October and November 1999, representatives of the Purchaser and Equity Resources negotiated the terms of their joint venture, and on December 2, 1999, executed an investment agreement setting forth the terms of their agreements regarding the merger and the operation of the Properties following the merger. See "Related Agreements." In connection with the execution of these agreements, Equity Resources agreed to vote in favor of the merger and the amendment to Krupp Realty's partnership agreement allowing the Partnership to complete the merger with the Purchaser. Equity Resources also agreed to reinvest their outstanding Units as a capital contribution to the Purchaser. The Purchaser has contacted certain other Unitholders who are engaged in the business of real estate management and development regarding their interest in reinvesting Units in the Purchaser on the same terms as Equity Resources, but has reached no understandings or agreements.

         On November 23, 1999, ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), made a third-party tender offer to acquire two-thirds of the outstanding Units at $675 per Unit less distributions. ERP is an affiliate of Equity Residential Properties Trust, the largest REIT apartment owner in the country, which owns 1,062 properties in 35 states. On December 2, 1999, in response to ERP's offer, the Purchaser made a proposal to acquire all of the Units held by unaffiliated Unitholders at a price of $864 per Unit. The Purchaser based the $864 per Unit price on an appraisal of the Properties prepared by Cushman & Wakefield, which determined the aggregate value of the Properties to be $70,550,000. In establishing this price, the

Purchaser (a) added to that amount the remaining assets of the Partnership as of September 30, 1999, principally consisting of cash, cash equivalents and prepaid assets, (b) decreased such amount by the liabilities of the Partnership as of September 30, 1999, principally consisting of the approximately $41.4 million of mortgage indebtedness on the Properties and (c) deducted mortgage debt repayment costs of approximately $1.6 million which are expected to be incurred in connection with the refinancing of the Properties.

         In response to a third-party tender offer made by ERP on December 15, 1999 to acquire two-thirds of the outstanding Units at a price of $875 per Unit less Partnership distributions, the Purchaser increased its merger price to Unitholders to $1,000 per Unit.

         Following a revised tender offer made by ERP on December 23, 1999 to acquire all of the outstanding Units at a price of $1,100 per Unit less Partnership distributions, the Purchaser again increased its merger price to $1,200 per Unit.

         The purpose of the merger is for the Purchaser to acquire all of the outstanding Units, while providing Unitholders with the opportunity to liquidate their investment in the Partnership for cash at a fair price.

ALTERNATIVES TO THE MERGER

         The General Partners considered two primary alternatives to the merger:
(1) the continued ownership of the Properties by the Partnership and (2) the sale of one or both of the properties by the Partnership and the distribution of the net proceeds of the sales to the Unitholders.

         CONTINUATION OF THE PARTNERSHIP

         The Properties owned by the Partnership were constructed in 1973, in the case of the Park Place Tower Apartments, and 1969, in the case of the Century II Apartments. Except for normal and necessary capital improvements, neither of the Properties have undergone significant renovation. As residential properties age, they incur increasing maintenance costs and may require extensive capital improvements to maintain competitive with other properties located in the marketplace in which the properties are located. These capital improvements may require the investment of additional equity capital, additional borrowings or the reduction or discontinuation of future cash distributions from the Partnership. The Partnership has incurred an average of $1,770,000 of capital improvement expenditures during the last five years. Although there are no significant capital expenditures currently required for the Properties, other than for normal and necessary capital improvements, the Partnership may be required to invest additional capital in the future to maintain competitively the Properties.

         In addition, the Partnership's investment in the Properties is subject to competition from newly constructed or renovated residential properties located in the markets served by the Properties.

         Finally, as noted above, the General Partners believe that the duration of most Unitholders' investments in the Properties has exceeded their initial estimated holding periods, and that providing a means for Unitholders to liquidate their investment is consistent with the desire of many of the Unitholders, particularly in light of the limited and sporadic secondary market for the Units.

         SALE OF THE PROPERTIES

         The General Partners believe that a sale of the Properties by the Partnership through a solicitation of third-party bids or an auction would not necessarily result in a more favorable transaction for Unitholders, and could result in Unitholders realizing less for their Units than in the merger. A third-party transaction could require the payment of transaction costs far in excess of costs incurred by the Partnership in the merger, all of which would be borne by the Partnership, and these costs would reduce the amount received by each Unitholder in respect of his or her Units. For example, a sale of the Properties would entitle the General Partners to a brokerage fee in an amount equal to 3% of the sales price of the Properties. Moreover, the Partnership would likely be required to retain a portion of the proceeds of a third-party sale to cover the expenses related to ongoing administration of the Partnership and to fund possible post-closing liabilities to a third-party purchaser. Under the terms of the proposed merger agreement, the Partnership will not make any representations regarding the Properties, and following the completion of the merger, Unitholders' proceeds will not be reduced by claims relating to contingent liabilities of the Properties.

         Although the General Partners do not believe that the solicitation of third-party bids would necessarily result in a more favorable transaction for Unitholders, there is no assurance that Unitholders would not ultimately receive more for their Units as a result of the sale of the Properties to a third party who was able to consummate this type of transaction.

         TENDER OFFER

         From time to time, Unitholders have been approached by investors seeking to acquire Units. Based on analyses of the proposals and general market information, the General Partners have concluded that these offers are generally made at prices that are significantly less than the fair value per Unit. For instance, in the tender offer made by ERP, Unitholders were offered a price of $1,100 per Unit, 10.9% less than the merger price and distribution payment offered by the Purchaser. The General Partners recommended that Unitholders decline this offer.

FAIRNESS OF THE MERGER

         THE GENERAL PARTNERS RECOMMEND THAT UNITHOLDERS VOTE FOR THE MERGER AND THE RELATED TRANSACTIONS. Although the amount to be paid to Unitholders following the merger is not the result of arm's-length negotiations between the Purchaser and the Partnership and is subject to conflicts of interest, the General Partners believe that the per Unit merger price and the other terms of the merger are fair to Unitholders. Therefore, the General Partners recommend that Unitholders vote "FOR" the merger. The General Partners based their conclusion on the following:

         - The merger price exceeds by approximately 38.8% the appraised value of the Properties as determined by Cushman & Wakefield, an independent, nationally recognized real estate valuation firm.

         - The fact that the $1,200 per Unit merger price (after taking into account the $20 per Unit distribution payment) is $120 higher than the $1,100 per Unit price offered by a third party in a recent tender offer, as well as the purchase prices Unitholders realized on the sale of their Units in recent, privately negotiated transactions as reported by an independent, third-party source, which ranged from $571 to $655 per Unit. See "--Determination of Merger Price--Recent Unit Sales; Tender Offer."

         - The merger will eliminate the uncertainties relating to the amount and timing of any liquidation of the Partnership following the sale of the Properties, which will depend upon the then-current markets for the Properties, as well as upon amounts that would be required to be reserved to satisfy contingent liabilities associated with these sales. Furthermore, by transferring their Units for cash now, Unitholders will have the opportunity to redeploy investment assets into alternative and potentially more liquid investments.

         - Because there is no formal trading market for the Units, they can be difficult to sell. The merger provides Unitholders with the opportunity to immediately sell their Units for what the General Partners believe is a fair price without the commissions or broker's fee of a secondary market sale and without any transfer fees.

         - The merger price will be paid in cash, and will not be reduced by the amount of any distribution made or declared by the Partnership before completing the merger.

         - Because the transaction is structured as a merger, cash proceeds will be paid directly to Unitholders by the Purchaser and all of the assets and liabilities of the Partnership will be transferred to the Purchaser immediately upon the merger. As a result, the Partnership is not required to continue operations or to escrow funds to fund possible post-closing liabilities. A sale of the Properties, as opposed to a merger, would require the Partnership to continue operating for an uncertain time period before distributing the cash consideration received to the Unitholders. Additionally, it would be difficult to predict with any precision the amount ultimately realized by Unitholders, as the amount of post-closing liabilities is difficult to determine.

         - Although the Properties are in good condition, they are now more than 27 years old and may require refurbishing in the future.

         - The Purchaser's belief that changing market conditions, including as a result of new construction or renovations to existing properties competing with the Properties, may adversely affect the future cash flows generated by the Properties unless capital improvements are effected.

         - The merger is not subject to a financing contingency, which increases the likelihood that Unitholders who desire to realize liquidity will be able to do so.

         - As a result of the Purchaser's affiliation with the General Partners, the Purchaser is familiar with the condition of the Properties and thus is willing to assume all of the assets and liabilities of the Partnership on terms and conditions that would be extremely uncommon for a third-party purchaser, including the absence of representations and warranties about the Properties, the absence of any indemnification protection and the lack of any financing contingency. If the Partnership were to sell the Properties to a third party, a significant dollar amount of the proceeds would have to be retained to fund contingent liabilities, thereby delaying Unitholders' ability to realize the full value of the sale.

         - The Merger is subject to the approval of a majority in interest of the Unitholders.

         In determining the fairness of the merger price to Unitholders, and related terms to Unitholders, the General Partners did not find it practicable to quantify or otherwise attach relative weights to the specific factors described above.

DISADVANTAGES AND RISKS ASSOCIATED WITH THE MERGER

         Unitholders should note that the affiliates of the General Partners may benefit from the merger. This is most likely to occur if the Properties are ultimately sold by the Purchaser for an amount greater than the per Unit price being offered to Unitholders. The General Partners considered the following potential disadvantages and risks to the Unitholders if the merger is completed:

         - Continued ownership of the Units could be more economically beneficial to Unitholders than the merger if the value of the Properties were to increase.

         - A more favorable transaction might be available from a third-party purchaser of the Properties now or in the future.

         - No independent committee or entity negotiated, reviewed or evaluated the merger consideration offered by the Purchaser.

         - Unitholders will not be offered appraisal rights or dissenters' rights in connection with the merger.

         - Unitholders may incur tax liabilities as a result of the merger.

CONFLICTS OF INTEREST

         The General Partners faced conflicts of interest with respect to the merger that may be in conflict with the economic interest of the Unitholders. Specifically, there is a conflict between the desire of the Purchaser, an affiliate of the General Partner, to pay unaffiliated Unitholders a lower price in exchange for Units cancelled in the merger and the desire of unaffiliated Unitholders to receive a higher price in exchange for their Units.

         The General Partners also have an indirect economic interest in completing the merger, as opposed to a sale or liquidation of the Partnership's assets to a third party, because a third-party sale or liquidation would eliminate (a) the distributions received by the General Partners in respect of their indirect interests in the Properties and (b) the fees paid to their affiliates for services provided to the Partnership.

         To mitigate these conflicts of interest, the General Partners have relied upon independent appraisals of the Properties prepared by Cushman & Wakefield. In addition, a majority of the unaffiliated Unitholders must approve the merger and the amendment to Krupp Realty's partnership agreement before the merger can be implemented. Although the conflicts of interest cannot be eliminated, the Purchaser and the General Partners believe that the steps taken and to be taken constitute sufficient procedural safeguards for Unitholders' interests and that the proposed transaction is procedurally fair.

         Unitholders were not independently represented in the negotiation of the merger agreement and no independent person or committee has evaluated or rendered any opinion with respect to the fairness of the per Unit price to be paid to Unitholders.

INDEPENDENT APPRAISALS

         Copies of the appraisals of the Century II Apartments and the Park Place Tower Apartments have been filed as exhibits to the Statement on
Schedule 13E-3 of the Purchaser and its affiliates, of which this proxy statement is a part. See "Where You Can Find More Information."

         EXPERIENCE OF CUSHMAN & WAKEFIELD

         Cushman & Wakefield is part of a national network of affiliated full service real estate companies providing brokerage, management, consulting and valuation services in the United States (the "C&W Affiliated Companies"). The clients of the C&W Affiliated Companies include major commercial and investment banks, Fortune 500 corporations, pension funds, advisory firms and government agencies. The Valuation Advisory Services Group of the C&W Affiliated Companies has 19 branch offices located in various geographic regions of the United States. This large network of professionals provides local expertise in key markets and subsidiary-regions and enables Cushman & Wakefield to effectively handle broad-based, multi-property assignments. Furthermore, the C&W Affiliated Companies valuation network provides a large national database of market information and ensures a consistent methodology for each property valuation. The General Partners considered several appraisal firms but ultimately chose Cushman & Wakefield based upon their expertise and industry leadership.

         APPRAISAL

         Based on its complete appraisal, as defined by the Uniform Standards of Professional Appraisal Practice, Cushman & Wakefield determined that, subject to the assumptions and limitation described below and disregarding in each case the existing financing, the "as is" market value of the Park Place Tower Apartments and the Century II Apartments as of the date of the appraisals was $48,250,000 and $22,300,000, respectively. The appraisals assume a standard marketing and exposure time of one year. The summary set forth below does not purport to be a complete description of the analyses employed or the assumptions made by Cushman & Wakefield in preparing the appraisals. The Partnership imposed no conditions or limitations on the scope of Cushman & Wakefield's investigation or the methods and procedures to be followed in preparing the appraisals.

         FACTORS CONSIDERED

         In preparing its valuation of the Properties, Cushman & Wakefield:

         - conducted a physical inspection of each Property and site improvements;

         - reviewed the leasing policy, concessions and history of recent occupancy with each Property's manager;

         - reviewed a history of income and expenses and budget forecasts for 1999;

         - conducted market research of occupancies, asking rents, concessions and operating expenses at competing properties;

         - conducted market inquiries into and otherwise researched sales of similar properties;

         -   prepared an estimate of stabilized income and expenses; and

         -   considered the highest and best use of each site.

         SUMMARY OF CUSHMAN & WAKEFIELD'S METHODOLOGY AND APPROACHES TO VALUE

         SALE COMPARISON APPROACH. The sale comparison approach uses analysis techniques and sales of comparable improved properties to derive units of comparison that are then used to indicate a value for the subject property. Cushman & Wakefield conducted a search for sales of comparable improved properties. In the case of the Park Place Tower Apartments, in determining units of comparisons, Cushman & Wakefield placed considerable emphasis and understanding on the sales of properties Cushman & Wakefield had previously appraised. The primary units of comparison used in this analysis were sales price per unit, capitalization rates and gross income multiplier. In addition, the appraisal of the Park Place Tower Apartments utilized a comparison of value per square foot.

         INCOME APPROACH. The purpose of the income approach is to value an income-producing property by analyzing likely future income and expenses to the property.

         Cushman & Wakefield employed a direct capitalization analysis on each of the Properties by dividing a forecast of net operating income ("NOI") by an appropriate capitalization rate, which Cushman & Wakefield believed to be 9.75% for the Century II Apartments and 9.25% for the Park Place Tower Apartments. Capitalization rates are extracted from comparable market sales as an indication of value. Cushman & Wakefield relied on a variety of sources as the basis of the forecast of NOI, including an analysis of each Property's income and expenses based on historical figures and comparable projects, as well as the calculation of a stabilized vacancy rate and collection loss of 7.0% for the Century II Apartments and 5% for Park Place Tower Apartments. In addition, Cushman & Wakefield deducted a replacement reserve when calculating the NOI for the Park Place Tower Apartments and the value of deferred maintenance from the overall value of the Century II Apartments.

         Cushman & Wakefield also utilized a discounted cash flow method to analyze the value of the Century II Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. The assumptions employed by Cushman & Wakefield to determine the value of the Century II Apartments under the discount cash flow method included: a terminal capitalization rate of 10%, a discount rate of 12%, a 3% cost of sale, a holding period of ten years, a market rent growth rate and an expense growth rate of 3%, and a vacancy rate and collection loss of 7%. Cushman & Wakefield did not utilize this method to value the Park Place Tower Apartments, as it believed that the direct capitalization rate was the method more likely to be used by potential investors in properties with characteristics similar to that property.

         RECONCILIATION AND CONCLUSIONS OF APPRAISAL. The final step in the appraisal process was to reconcile the sale comparison approach and the income approach values to arrive at a final value conclusion. The primary consideration to reconcile the two approaches are the reliability of the data used and the applicability of each method for valuing a particular property. After reconciling the various factors, Cushman & Wakefield arrived at a final appraised value for the Park Place Tower Apartments of $48,250,000 and a final appraised value for the Century II Apartments of $22,300,000. The appraisal valued the Properties at $70,550,000 in the aggregate, disregarding existing financing secured by the Properties. For a description of how the appraisal was utilized to determine the fairness of the merger, see "-- Determination of the Merger Price."

         ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF CUSHMAN & WAKEFIELD'S VALUATION

         In preparing the appraisals, Cushman & Wakefield relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the Partnership, including rent rolls, histories of income and expenses and lease summaries. In arriving at the appraisals, Cushman & Wakefield assumed:

         -        good and marketable title to the Properties;

         - each Property was free and clear of all liens, unless otherwise stated;

         - responsible ownership and competent management of each Property;

         - no hidden or unapparent conditions related to either Property, its structure and its subsoil;

         -        full compliance with zoning and environmental laws;

         - possession of all necessary licenses, certificates of occupancy and other governmental consents and that the renewal of these items are possible;

         -        the soundness of the structures on each Property;

         - the functionality of mechanical equipment and plumbing and electrical components located and utilized by each Property;

         - no potentially hazardous or toxic materials were utilized in the construction or maintenance of the Properties nor located at or about the Properties; and

         -        compliance with the Americans with Disabilities Act of 1990.

Further, in its valuation of the Park Place Tower Apartments, Cushman & Wakefield was not provided with building plans for the site improvements and, accordingly, building sizes relating to gross and net rentable area were compiled from other documentation furnished by the Partnership. Cushman & Wakefield did not conduct a legal survey of the Properties or review actual tenant leases. To the knowledge of the General Partners, there have been no material changes in the Partnership, its assets or any other relevant information since the date of the appraisals which may limit the usefulness of the appraisals and otherwise affect the validity and accuracy of the appraisals.

         AN APPRAISAL IS ONLY AN ESTIMATE OF VALUE, AS OF THE SPECIFIC DATES STATED IN THE APPRAISAL, AND IS SUBJECT TO THE ASSUMPTIONS AND LIMITING CONDITIONS STATED IN THE APPRAISAL REPORT. AN OPINION IS NOT A MEASURE OF REALIZABLE VALUE AND MAY NOT REFLECT THE AMOUNT WHICH WOULD BE RECEIVED IF THE PROPERTY WAS SOLD. REFERENCE SHOULD BE MADE TO THE ENTIRE APPRAISAL REPORT.

         AVAILABILITY OF REPORT

         Copies of the appraisals have been filed with the Commission as an exhibit to the Schedule 13E-3 filed by the Partnership and the Purchaser. Copies of the appraisals for the Properties are also available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested Unitholder or his designated representative at its or his cost.

         COMPENSATION

         Cushman & Wakefield was paid a fee of $15,000 in connection with the appraisals. The fees paid to Cushman & Wakefield in connection with the appraisal were negotiated by the General Partners. The Partnership has agreed to indemnify Cushman & Wakefield against specified liabilities arising out of its engagement to prepare and deliver the appraisals.

         The General Partners engaged Cushman & Wakefield in July 1999 to value the Properties. In 1998 and 1999, Cushman & Wakefield provided its appraisal services to Berkshire Realty Company, Inc., an affiliate of the General Partners and the property manager of the Properties, and Berkshire Realty Holdings, L.P., also an affiliate of the General Partners. Cushman & Wakefield received approximately $700,000 for the services provided to Berkshire Realty Company and Berkshire Realty Holdings. Other than these engagements, there has been no material relationship between Cushman & Wakefield or its affiliates and the Partnership or its affiliates, nor is any material relationship contemplated.

DETERMINATION OF MERGER PRICE

         As described above under "--Background of the Merger; Purpose of the Transaction," the Purchaser based its initial merger price of $864 per Unit on the appraisals of the Properties prepared by Cushman & Wakefield. The established merger price of $1,200 per Unit was determined following the revised tender offer of $1,100 per Unit made by ERP. The General Partners believe that this price is fair to Unitholders.

         BOOK VALUE

         Because the Partnership's principal assets, the Properties, are carried on the Partnership's balance sheet at their historical cost and have been depreciated over the sixteen years of the Partnership's existence, the net book value of a Unit is a negative number, and therefore the Purchaser does not believe net book value is meaningful in determining the fairness of the merger price.

         RECENT UNIT SALES; TENDER OFFER

         Although not necessarily an indication of value, the per Unit price to be paid to Unitholders in the merger is higher than the trading prices for the Units during the past year as reported by The Partnership Spectrum, an independent third-party industry publication. The General Partners do not know whether the information compiled by The Partnership Spectrum is accurate or complete. According to its reports, for the eight months ended September 30, 1999, a total of 100 Units traded at per Unit prices between $575 and $651 with a weighted average of $624 per Unit. In addition, for the period between October 1, 1999 and November 30, 1999, a total of 50 Units traded at per Unit prices between $652 and $655.83 with a weighted average of $653.80 per Unit. Trading prices as reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The General Partners have not independently confirmed the trading prices referred to above, and believe that these prices are not necessarily indicative of value. Consequently, the General Partners believe that the comparison of the per Unit price to be paid to Unitholders with these prices, while informative, is not dispositive of the fairness of the price to be paid to Unitholders.

         The $1,200 per Unit price to be paid to Unitholders in the merger is also higher than the $1,100 price (less distributions) offered in a recent third-party tender offer to acquire the outstanding Units.

EFFECTS OF THE TRANSACTION

         EFFECT ON THE PARTNERSHIP

         If the merger is approved and the remaining conditions to the merger are met or waived, the merger will be effected by filing certificates of merger with the Delaware Secretary of State and the Massachusetts Secretary of State. As a result, the assets and liabilities of the Partnership will be transferred to the Purchaser as the surviving entity in the merger and the Partnership will cease to exist. The benefits and risks associated with ownership of the Properties will then rest solely with the Purchaser.

         Following the merger, the Partnership will cease to be a public company and will not file reports under the Securities Exchange Act of 1934 or be subject to the rules under it.

         EFFECTS ON THE UNITHOLDERS

         As a result of the merger, each Unit of the unaffiliated Unitholders will be cancelled in exchange for a $1,200 cash payment, without interest, payable by the Purchaser to the Unitholder upon receipt by the Purchaser of the appropriate forms from the Unitholder. Following the completion of the merger, the Unitholders will cease to be owners of the Partnership and will no longer have the potential benefits and risks associated with ownership. Unitholders will forego the opportunity to continue to participate as investors in the Partnership, including the right to distributions and potential appreciation of its assets over time.

         Unitholders will recognize a gain or loss on the conversion of Units into cash in the merger to the extent of the difference between the amount realized and the Unitholder's adjusted basis in the Units sold. See "--Material Federal Income Tax Consequences."

         EFFECTS ON THE GENERAL PARTNERS AND THE PURCHASER

         The General Partners will not receive any payment in exchange for the redemption of their general partnership or original limited partnership interests nor will they receive any fees from the Partnership in connection with the merger. Following the merger, the Purchaser will continue to pay management fees to an affiliate of the General Partner as described below under "Information About the Partnership, Its General Partners and Their Affiliates--Related Party Transactions." An affiliate of the General Partners will manage and control and have an approximate 75% ownership interest in the Purchaser and thus will benefit from any returns the Purchaser receives from its investment in the Properties, whether from operating the Properties, selling the Properties or otherwise.

FAILURE TO APPROVE THE MERGER

         If the merger is not approved by Unitholders, the General Partners will continue to operate the Partnership in accordance with the terms of the partnership agreement and in fulfillment of their fiduciary duties. The Partnership may (1) continue to hold the Properties, (2) refinance either or both of the Properties and utilize the proceeds of the refinancing to implement capital improvements in the Properties, (3) solicit offers from potential purchasers to acquire either or both Properties, through bid solicitation, auction or otherwise or (4) pursue other strategies intended to enhance the value of the Unitholders' investment in the Partnership.

PLANS OR PROPOSALS BY PARTNERSHIP OR AFFILIATES FOLLOWING THE MERGER

         Following the completion of the merger, the Purchaser intends to review the Partnership and its assets, distribution policy, capitalization, operations, properties, policies, management and personnel and consider what further changes, if any, would be desirable in light of the circumstances which then exist. The Purchaser presently anticipates conducting the business and operations of the Partnership substantially as they are currently conducted.

         The Purchaser does not have any specific plans for the sale or disposition of the Properties or any material change in the business of the Partnership following the merger. The Purchaser will, however, evaluate any proposals and may sell or dispose of its assets if attractive terms are offered. Presently, there are no arrangements or proposals to do so.

         Under the agreements entered into in connection with the merger, Equity Resources, which following the merger will own approximately 25% of the Purchaser, may require the managing members of the Purchaser to cause the Purchaser to attempt to sell the Properties at any time during the six-month period following the fifth anniversary of the completion of the merger. See "Related Agreements."

FINANCING OF THE MERGER

         SOURCE OF FUNDS

         The aggregate consideration to be paid to Unitholders is approximately $37.5 million. Of this amount, up to $16 million will be in the form of a capital contribution from KR5 Company, L.L.C. to the Purchaser and the remainder will be obtained from the anticipated refinancing of existing mortgage indebtedness of the Partnership. The Purchaser has had discussions with several lenders regarding this mortgage-indebtedness, but no loan commitment has been obtained from any lender. In addition, Equity Resources will contribute 3,985.5 Units currently held by them in the Partnership as a capital contribution to the Purchaser. KRF Company will finance its capital contributions to the Purchaser through capital contributions from an affiliate of the General Partners which has available sufficient amounts of liquid capital necessary to fund the obligations of KRF Company to the Purchaser in respect of the merger consideration.

         COSTS BORNE BY THE PURCHASER

         It is expected that approximately $66 million will be required to finance the merger, and approximately $672,000 will be required to pay related fees and expenses. The following is an itemized statement of the approximate amount of all expenses incurred or to be incurred by the Purchaser in connection with the merger:

Financing costs.............................           $      500,000
Legal fees..................................                  100,000
Appraisal and related expenses..............                   25,000
Printing and mailing costs..................                   15,000
Proxy solicitation fees.....................                   22,000
Other, including filing fees................                   10,000
                                                       --------------
Total.........................................         $      672,000
                                                       ==============

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following summary is a general discussion of material federal income tax consequences of a sale of Units under the merger assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986. This summary is based on the Internal Revenue Code, applicable Treasury Regulations under it, administrative rulings, practice and procedures and judicial authority as of the date of this proxy statement. All of the foregoing are subject to change, and any change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of the Unitholder's specific circumstances or to specific types of Unitholders subject to special treatment under the federal income tax laws, for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations. This summary also does not discuss any aspect of state, local, foreign or other tax laws. Sales of Units under the merger will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

EACH UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNITHOLDER OF SELLING UNITS UNDER THE MERGER.

         CONSEQUENCES TO UNITHOLDERS

         A Unitholder will recognize gain or loss on a sale of Units under the merger equal to the difference between (1) the Unitholder's "amount realized" on the sale and (2) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to Units sold under the merger will be a sum equal to the amount of cash received by the Unitholder for the Units plus the amount of Partnership liabilities allocable to the Units, as determined under Internal Revenue Code Section 752. A Unitholder's adjusted tax basis in Units sold under the merger will vary depending upon the Unitholder's particular circumstances, and will be affected by allocations of Partnership income, gain or loss, and by any cash distributions made by the Partnership to a Unitholder with respect to its Units. In this regard, Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold under the merger through the effective date of the sale.

         In general, the character, as capital or ordinary, of a Unitholder's gain or loss on a sale of Units under the merger will be determined by allocating the Unitholder's amount realized on the sale and the Unitholder's adjusted tax basis in the Units sold between "Section 751 items," which are "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Internal Revenue Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss. The difference between the Unitholder's remaining amount realized and remaining adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as capital assets.

         A Unitholder's capital gain or loss, if any, on a sale of Units under the merger will be treated as long-term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law, which is subject to change, long-term capital gains of individuals and other non-corporate taxpayers generally are taxed at a maximum marginal federal income tax rate of 20%, or 25% on recapture of the amount of accelerated depreciation on real property, whereas the maximum marginal federal income tax rate for other income of these persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years -- a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely; in addition, corporations, but not non-corporate taxpayers, are generally allowed to carry back excess capital losses to the three preceding taxable years.

         Under Internal Revenue Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year, other than the year in which the taxpayer's entire interest in the activity is disposed of, only to the extent of such person's passive activity income for such year, and closely held corporations may not offset these losses against so-called "portfolio" income. A Unitholder with "suspended" passive activity losses (i.e., net tax losses in excess of statutorily provided "phase-in" amounts) from the Partnership generally will be entitled to offset these losses against any income or gain recognized by the Unitholder on a sale of his Units under the merger.

         Gain realized by a foreign Unitholder on a sale of a Unit under the merger will be subject to federal income tax. Under Section 1445 of the Internal Revenue Code, the transferee of a partnership interest held by a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a foreign Unitholder from the price payable to the foreign Unitholder.

Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess of the liability, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

         Unless an exemption applies under applicable law and regulations concerning "backup withholding" of U.S. federal income tax, the Purchaser will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Unitholder or other payee pursuant to the merger unless the Unitholder or other payee provides its taxpayer identification number (social security number or employee identification number) and certifies that this number is correct, or certifies that it is awaiting a taxpayer identification number. To prevent the imposition of backup federal income tax withholding on payments made to certain Unitholders with respect to the purchase price of Units purchased under the merger, a tendering Unitholder must provide the Purchaser with the holder's correct taxpayer identification number and certify that the Unitholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

                               THE SPECIAL MEETING

SPECIAL MEETING; RECORD DATE

         Under Massachusetts partnership law and the partnership agreement, the merger and the amendment requires approval of a majority of the holders of each class of outstanding investor limited partnership units. A special meeting of
the Unitholders will be held on             , 2000, at                 , at
             local time, to consider and vote upon the merger and the amendment to the Partnership's partnership agreement. In accordance with the partnership
agreement, the close of business on             , 2000 has been established as
the record date for the special meeting. Under the terms of the partnership agreement, only the Unitholders of record on the record date are eligible to vote those Units on the proposals set forth in this proxy statement. A Unitholder of record as of the record date will retain the right to vote on the proposals set forth in this document even if the Unitholder sells or transfers its Units after the record date. As of the record date, the Partnership had 35,200 Units outstanding and entitled to vote, held of record by approxmiately 1,870 Unitholders. A list of the Unitholders entitled to vote at the special meeting will be available for inspection at the executive offices of the Partnership at One Beacon Street, Suite 1500, Boston, Massachusetts 02108. Under the partnership agreement, valid voting requires a quorum constituted by a majority in interest of the Unitholders voting at the special meeting in person or by proxy.

         Even if a Unitholder intends to attend the special meeting in person, they are requested to complete and return the enclosed proxy card promptly.

PROCEDURES FOR COMPLETING PROXIES

         Accompanying this proxy statement is a proxy card solicited by the General Partners for use at the special meeting. When a proxy card is returned, properly executed, the Units represented by it will be voted at the special meeting by the General Partners in the manner specified on the proxy card. It is important that Unitholders mark, sign and date their proxy card and return it either in the enclosed, postage-prepaid envelope or by facsimile as instructed below to Krupp Funds Group Limited Partnership as soon as possible. When voting a proxy by facsimile, both sides of the proxy must be transmitted. Delivery of a proxy does not prohibit Unitholders from attending the special meeting. To be properly executed, the proxy card must be signed by and bear the date of signature of the Unitholder voting the Units represented by the card. All questions as to the form of documents and the validity of consents will be determined by the General Partners, which determinations shall be final and binding. The General Partners reserve the right to waive any defects or irregularities in any proxy.

         Each Unit entitles the holder thereof to one vote with respect to the proxies solicited by this document. Only Unitholders of record on the record date may grant a proxy with respect to their Units.

IF UNITS STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, ALL PERSONS MUST SIGN THE PROXY CARD. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE THE FULL TITLE OF THE POSITION HELD. IF A CORPORATION, THE PROXY SHOULD BE SIGNED BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON. IF A UNITHOLDER'S UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY THIS INSTITUTION CAN SIGN A PROXY WITH RESPECT TO THE UNITS AND CAN DO SO ONLY AT THE UNITHOLDER'S DIRECTION. ACCORDINGLY, IF ANY UNITS ARE SO HELD, UNITHOLDERS SHOULD CONTACT THEIR ACCOUNT REPRESENTATIVE AND GIVE INSTRUCTIONS FOR A PROXY TO BE SIGNED WITH RESPECT TO THEIR UNITS.

         A Unitholder in favor of the merger and the amendment to Krupp Realty's partnership agreement should mark the "for" box on the enclosed proxy card, date and sign the proxy and either mail it promptly in the enclosed postage-prepaid envelope or fax a copy to Krupp Funds as instructed below. If a proxy card is executed but no indication is made as to what action is to be taken, it will be deemed to constitute a vote "for" the merger and "for" the amendment. By consenting to the merger and the amendment, the Unitholders irrevocably appoint the General Partners, or their designee, as their attorney-in-fact to execute and deliver those documents as are necessary to effect the merger and the amendment.

         Questions and requests for assistance or for additional copies of this proxy statement and the proxy card may be directed to the Partnership's Solicitation Agent, Krupp Funds Group Limited Partnership, One Beacon Street, Suite 1500, Boston, Massachusetts 02108, Attention: Investor Services, or by telephone at 1-800-25-KRUPP or facsimile at 617-423-8919. Unitholders should also use this fax number for delivery of their completed proxy cards. In addition to soliciting proxies by mail, proxies may be solicited in person and by telephone or telegraph. Unitholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the proxy solicitation.

VOTES REQUIRED

         Under the terms of the partnership agreement, the vote of the Unitholders owning a majority of the Units is necessary to approve the amendment to the partnership agreement. Under Massachusetts law, the vote of the Unitholders owning a majority of the Units is necessary to approve the merger. Each Unit entitles the holder thereof to one vote on each matter submitted to a vote of the Unitholders. If a majority in interest of the Unitholders consent to the merger and the amendment and certain other conditions are met, the merger will be completed. If both the merger and the amendment are not approved by the Unitholders owning a majority of the Units, the merger will not be completed.

         Equity Resources, which holds approximately 11% of the Partnership's outstanding Units, has agreed to vote for the approval of the merger and the amendment to the Partnership's partnership agreement. In addition, Unitholders representing approximately 4.57% of the Units have previously agreed to vote their interest in the Partnership in proportion to the votes of all other Unitholders who vote on a given matter. Therefore, these Unitholders would have to vote 60% of their Unit holdings in favor of the merger if, for example, other Unitholders representing 60% percent of the outstanding Units voted for the approval of the merger. This means that, in total, an additional 39% of the unaffiliated Unitholders must vote in favor of the merger proposal to ensure its approval. See "Related Agreements." Units held by Krupp LP, as a limited partner of the Partnership, will not be voted at the special meeting or included in the determination of whether a quorum exists.

THE CONSENT OF THE UNITHOLDERS HOLDING A MAJORITY IN INTEREST OF THE OUTSTANDING UNITS IS NECESSARY TO COMPLETE THE PROPOSED MERGER AND TO ADOPT THE AMENDMENT. FAILURE TO RETURN A PROXY IN A TIMELY MANNER OR TO VOTE AT THE SPECIAL MEETING, ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL EACH HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AND "AGAINST" THE AMENDMENT. THEREFORE, UNITHOLDERS ARE ASKED TO PLEASE DATE, SIGN AND PROMPTLY RETURN THEIR PROXY CARDS.

SOLICITATION PROCEDURES

         The Partnership has retained Krupp Funds to act as Solicitation Agent and for advisory services in connection with this proxy statement. In connection therewith, Krupp Funds will be paid reasonable and customary compensation and will be reimbursed for their reasonable out-of-pocket expenses, as described above under "Special Factors--Financing of the Merger--Costs Borne by the Purchaser." The Partnership has also agreed to indemnify Krupp Funds against specified liabilities and expenses including liabilities and expenses under federal securities laws.

         The Partnership will not pay any fees or commissions to any broker or dealer or other person, other than to Krupp Funds, for soliciting proxies in this solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the customers for whom they hold Units, and the Partnership will reimburse them for reasonable mailing and handling expenses incurred by them in forwarding proxy materials to their customers.

REVOCATION OF PROXIES

         A proxy executed and delivered by a Unitholder may subsequently be revoked by submitting written notice of revocation to the Partnership. A revocation may be in any written form, including a later-dated proxy card, validly signed by a Unitholder as long as it clearly states that the Unitholder's proxy previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. Notices of revocation should be delivered to Krupp Funds at the address or by facsimile as listed above. A Unitholder may also revoke its proxy by attending the special meeting and voting in person. If a Unitholder signs, dates and delivers a proxy to the Partnership and, thereafter, on one or more occasions, signs and delivers a later-dated proxy, the latest-dated proxy card is controlling as to the instructions indicated in that proxy and supersedes the Unitholder's prior proxy as embodied in any previously submitted proxy card.

APPRAISAL RIGHTS

         Neither the partnership agreement nor Massachusetts law provides rights of appraisal or similar rights to Unitholders whether or not Unitholders abstain or vote for or against the merger. As a result, if Unitholders holding a majority of the Units approve the merger and if the merger is completed, the Partnership will be merged with and into the Purchaser and all unaffiliated Unitholders, including those who do not approve the merger, will receive the merger price for each of their Units in accordance with the terms of the merger agreement.


                              THE MERGER AGREEMENT

         The merger agreement between the Partnership and the Purchaser will be entered into only if the Unitholders approve the amendment to the Partnership's partnership agreement. Under the merger agreement, the merger of the Partnership with and into the Purchaser will not take place unless the Unitholders approve the merger. If the merger is approved at the special meeting, the General Partners on behalf of the Partnership intend to enter into an agreement substantially in the form of the merger agreement. The material provisions of the merger agreement are summarized below. Although complete in all material respects, this summary is qualified by reference to the full text of the merger agreement attached to this proxy statement as Annex A. Unitholders are encouraged to read the merger agreement carefully. If all of the conditions in the merger agreement are met, principally the approval by the Unitholders of the merger, at the effective time of the merger, the Partnership will be merged with and into the Purchaser, with the Purchaser continuing as the surviving entity. The Purchaser, as the surviving entity, will succeed to and possess all of the rights, privileges and powers of the Partnership, whose assets shall vest in the Purchaser, and who will then be liable for all of the liabilities and obligations of or any claims or judgments against the Partnership.

CLOSING DATE; EFFECTIVE TIME OF THE MERGER

         The merger will become effective at 5:00 p.m. on the date on which the latter of (1) the filing of the certificate of merger with the Office of the Secretary of State of Delaware and (2) the filing of the certificate of merger with the Secretary of State of the Commonwealth of Massachusetts.

EFFECTS OF THE MERGER

         At the effective time, by virtue of the merger, and without any further action on the part of anyone, all Partnership interests outstanding immediately beforehand, including Units, general partnership interests and original limited partnership interests, will be cancelled. Each Unit owned by the Unitholders, other than Equity Resources, or those who are not affiliates of the Purchaser or the General Partners, will be automatically converted into a right to receive, in exchange for each Unit, $1,200 in cash, without interest. Immediately before the effective time, 3,985.5 partnership interests (whether general or limited) will be contributed to the Purchaser for membership interests in the Purchaser.

PAYMENT

         The merger price will be paid to unaffiliated Unitholders by the Purchaser, upon receipt by the Purchaser of a letter of transmittal and any other required forms which the Purchaser may reasonably request. Promptly after the effective time, the Purchaser will mail to each unaffiliated Unitholder as of the effective time the form of transmittal letter, any other required forms and instructions. Until receipt of the transmittal letter and other required forms, the Units owned by Unitholders represent only the right to receive the merger price multiplied by the number of Units owned by the unaffiliated Unitholder. Interest will not accrue on amounts owed to unaffiliated Unitholders. Payments will be made only to the unaffiliated Unitholder in whose name Units are registered on the books of the Partnership at the effective time. Neither the Purchaser nor any other party will be liable to any Unitholder for any merger consideration or other payments made to a public official under applicable abandoned property laws. The Purchaser will be entitled to deduct and withhold from the merger consideration paid to a Unitholder any taxes or other amounts required by law, including Sections 3406 and 1445 of the Internal Revenue Code of 1986.

         Under federal law, to the extent that amounts are withheld, these amounts will be treated as having been paid to a Unitholder for purposes of the merger agreement. Beginning at the effective time, there will be no further transfers of any Units on the books of the Partnership. Each Unitholder whose Units were converted and cancelled will be deemed to have withdrawn as a limited partner of the Partnership. Unitholders will then have no further interest in the Partnership or the Purchaser, including any allocations or distributions of income, property or otherwise, other than the right to receive the merger price per Unit.

         Following the effective time, the officers of the Purchaser, as the surviving entity in the merger, will terminate the Partnership's reporting obligations with the Securities and Exchange Commission.

AUTHORITY AND CONSENT OF THE PURCHASER

         The Purchaser has informed the Partnership that the execution, delivery and performance of the merger agreement by the Purchaser and the completion of the transactions contemplated by it have been duly authorized by the Purchaser's members as necessary.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         The merger agreement contains no representations and warranties.

CONDITIONS TO THE MERGER

         Before the merger is completed, the following must occur:

          - the holders of a majority of the outstanding Units must approve the amendment in accordance with the partnership agreement;

          - the holders of a majority of the outstanding Units must approve the merger agreement in accordance with the partnership agreement and Massachusetts law;

          - any consent, approval or waiver of any third party required in order for the Purchaser or the Partnership to complete the merger must be obtained.

         In addition, unless the relevant condition is waived by the Purchaser and the Partnership, the merger will not be completed if any of the following occur:

          - the enactment, promulgation or enforcement by any governmental entity of a statute, regulation or injunction which prohibits or restrains the merger or subjects any party to substantial damage as a result of the merger; and

          - a change or event which has or could be reasonably expected to either (1) cause a material adverse effect to the business, condition, financial or otherwise, or result of operations of the Partnership or (2) prevent or cause a material delay in the completion of the merger or the performance of the merger agreement by the Purchaser or the Partnership.

TERMINATION

         The merger agreement may be terminated by the mutual agreement of the Purchaser and the General Partners at any time before the filing of the certificates of merger.

AMENDMENT

         At any time before the filing of the certificates of merger, the merger agreement may be amended by the joint determination in writing of the Purchaser and the General Partners. No amendment may be made which would change any term of the certificate of formation or operating agreement of the surviving entity in the merger.

WAIVER

         At any time before the effective time of the merger, whether before or after this proxy statement is mailed, any party may waive compliance with any of the agreements of the other party or conditions to its own obligations contained in the merger agreement.

THE SURVIVING ENTITY

         The certificate of formation, operating agreement and managers and officers of the Purchaser will be the certificate of formation, operating agreement and managers and officers utilized by or employed by the Purchaser before the merger.

                               RELATED AGREEMENTS

         In connection with the merger, the Purchaser and its sole member, KRF Company, have entered into an investment agreement and voting agreement, each dated as of December 2, 1999, with Equity Resources. Under the investment agreement, Equity Resources has agreed to reinvest their Units in the Purchaser as a capital contribution. KRF Company, on the other hand, will make a cash contribution to the Purchaser of up to $16 million. The Purchaser and KRF Company, on the one hand, and Equity Resources on the other hand, further agreed to indemnify the other in connection with any liability arising out of a breach of the investment agreement, while the Purchaser agreed to identify the parties in connection with any liabilities arising out of any Unitholder litigation relating to the merger. To the extent that the indemnification provisions are unenforceable, the parties agreed to contribute additional amounts in satisfaction of any losses to the extent legally permissible.

         The Purchaser may terminate the investment agreement at any time. The investment agreement will terminate automatically if the merger is not completed by August 1, 2000, or, if the members of the Purchaser do not make their capital contributions before the parties complete the merger.

         Under the voting agreement, Equity Resources, which owns approximately 11% of the outstanding Units, has agreed that at any meeting of the partners of the Partnership, however called, and in any action by consent of the limited partners of the Partnership, Equity Resources will vote, or cause to be voted, the Units held of record or beneficially owned by it in favor of the merger and the amendment to the partnership agreement. Equity Resources further agreed that at any meeting of the partners of the Partnership, however called, and in any action by consent of the limited partners of the Partnership, Equity Resources will vote, or cause to be voted, in person or by proxy, the Units held of record or beneficially owned by it against approval of any proposal made in opposition to or in competition with the merger.

         In addition, Equity Resources further agreed that, without the consent of the Purchaser and KRF Company, Equity Resources would not, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, transfer, exchange or dispose of any Units or options, warrants or other convertible securities to acquire or purchase Units, whether now or later acquired. Under the terms of the voting agreement, if Equity Resources acquires any additional Units, the voting agreement will be applicable to the additional Units.

         In addition, under the terms of the Purchaser's organizational documents, upon the request of Equity Resources, the managing members of the Purchaser have agreed to cause the Purchaser to attempt to sell the Properties at any time during the six-month period following the fifth anniversary of the completion of the merger.

                   THE AMENDMENT TO THE PARTNERSHIP AGREEMENT

PURPOSE

         The purpose of the amendment is to amend Krupp Realty's partnership agreement to permit the Partnership to enter into the merger agreement with the Purchaser. Except for specifically enumerated transactions, the partnership agreement prohibits the Partnership from selling any property to, or entering into any agreement or arrangement with, a General Partner or an affiliate of a General Partner. Because the Purchaser is an affiliate of the General Partners and the merger agreement is an agreement which may be considered to be an indirect sale of the Properties, these prohibitions prevent the Partnership from entering into the merger agreement with the Purchaser.

THE AMENDMENT

         The description of the amendment to the partnership agreement summarized above is qualified in its entirety by reference to the text of the amendment attached to this proxy statement as Annex B. Unitholders are encouraged to read the annexed amendment carefully.

         In accordance with the amendment, the parties must enter into the merger agreement after February 1, 2000 and before August 1, 2000. The amendment adds the merger agreement to the list of the transactions which the Partnership is permitted to compete with an affiliate of the General Partners; otherwise, the amendment does not alter the partnership agreement.

                       INFORMATION ABOUT THE PARTNERSHIP,
                    ITS GENERAL PARTNERS AND THEIR AFFILIATES

THE PARTNERSHIP

         The Partnership was organized on June 16, 1983 as a limited partnership under Massachusetts law. The Partnership is governed by its partnership agreement, which vests exclusive management and control over the Partnership in the General Partners, subject to the rights of the Unitholders to vote on limited matters. The address of the Partnership's principal executive office is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and the telephone number is (617) 523-7722.

         The Partnership considers itself to be engaged only in the industry segment of real estate investing. The Partnership issued all of the original limited partner interests in the Partnership to The Krupp Company Limited Partnership-II. On September 6, 1983, the Partnership, under a sales agent agreement, commenced the marketing and sale of Units for $1,000 per Unit, 35,200 of which were sold. The Partnership invested the net proceeds from the Unit offering in leveraged real estate. The Partnership originally invested in four multi-family apartment complexes--Century II Apartments, Marine Terrace, the Fieldcrest Apartments and the Park Place Tower Apartments--and a joint venture in Lakeview Tower Apartments with Krupp Realty Limited Partnership-IV, an affiliated limited partnership. The aggregate purchase price of the properties was approximately $67 million and the Partnership originally funded approximately $2.3 million to the joint venture.

         On March 20, 1989, the General Partners formed Krupp Realty Park Place-Chicago Limited Partnership, an Illinois limited partnership ("Realty-V"), as a prerequisite for the refinancing of the Park Place Tower Apartments. At the same time, the General Partners transferred ownership of the Park Place Tower Apartments to Realty-V. The General Partner of Realty-V is Krupp Corp. The limited partner of Realty-V is the Partnership. Krupp Corp has beneficially assigned its interest in Realty-V to the Partnership. The Partnership and Realty-V are collectively known as Krupp Realty Limited Partnership-V and Subsidiary (collectively referred to in this proxy statement as the "Partnership").

         The Partnership sold two of its apartment complexes, the Fieldcrest Apartments and Marine Terrace, in 1992 and 1995, respectively. The Partnership also received a distribution of proceeds from the sale of the joint venture in 1992.

         The Partnership's real estate investments are subject to seasonal fluctuations resulting from changes in utility consumption and seasonal maintenance expenditures. However, the future performance of the Partnership will depend upon factors which cannot be predicted. These factors include general economic and real estate market conditions, both on a national basis and in those areas in which the Partnership's real estate investments are located, real estate tax rates, operating expenses, energy costs, government regulations and federal and state income tax laws. The requirements for compliance with federal, state and local regulations to date have not had an adverse effect on the Partnership's operations, and no adverse effect from regulatory compliance is anticipated in the future.

         As of September 30, 1999, the Partnership did not employ any personnel.

THE GENERAL PARTNERS

         The General Partners of the Partnership are Krupp Corp and Krupp LP. The principal business address of each of the General Partners is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The principal business of each of the General Partners is to act as a general partner of the Partnership. The directors and principal executive officers of Krupp Corp are Douglas Krupp, George Krupp and David Quade, and the sole shareholders of Krupp Corp are Douglas Krupp and George Krupp. The General Partners of Krupp LP are Douglas Krupp, George Krupp and Krupp Corp. Krupp LP owns all of the original limited partnership interests in the Partnership.

         Douglas Krupp co-founded and serves as Co-Chairman and Chief Executive Officer of The Berkshire Companies Limited Partnership ("The Berkshire Companies"), an integrated real estate financial services firm engaged in real estate acquisitions, mortgage banking, investment sponsorship, venture capital investing, financial management, commercial laundry and linen services, and furniture manufacturing and sales.

         Mr. Krupp has held the position of Co-Chairman since The Berkshire Companies was established as The Krupp Companies in 1969 and he has served as the Chief Executive Officer since 1992. Mr. Krupp serves as a Director of Krupp Government Income Trust and Krupp Government Income Trust-II and he is also a member of the Board of Trustees at Brigham & Women's Hospital. He is a graduate of Bryant College where he received an honorary Doctor of Science in Business Administration in 1989 and was elected trustee in 1990. Mr. Krupp's address is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108

         George Krupp is actively involved in the management of The Berkshire Companies and affiliated entities. Mr. Krupp has been an instructor of history at the New Jewish High School in Waltham, Massachusetts since September of 1997. Mr. Krupp attended the University of Pennsylvania and Harvard University and holds a master's degree in History from Brown University. Mr. Krupp's address is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108

         David Quade is Executive Vice President and Chief Financial Officer of The Berkshire Group. Prior to joining The Berkshire Group, Mr. Quade was a principal and Chief Financial Officer for eighteen years at Leggat McCall Properties. He received a P.A.P. from Northwestern University Graduate Business School and an M.B.A. and a B.S. from Central Michigan University.

DESCRIPTION OF THE ASSETS

         As of September 30, 1999, the Partnership had leveraged investments in two apartment complexes acquired in 1984, which together have an aggregate of 1,369 units. One of the complexes has an additional 18,417 square feet of leasable commercial space. A summary of the Partnership's real estate investments is presented below.

                                                                            Average Occupancy
                                                  -----------------------------------------------------------------------
                                                                                       For the Year Ended
                                Total Units/            For the                           December 31,
                                Current Leasable   Nine Months Ended     ------------------------------------------------
            Description         Square Footage     September 30, 1999       1998      1997     1996      1995     1994
            -----------         ----------------   ------------------    --------   -------   --------  -------  --------
Century II Apartments
Cockeysville, Maryland          468 Units                    96%            100%       100%      96%      92%      92%
Park Place Tower Apartments     901 Units/                   97%             99%        99%      96%      94%      94%
Chicago, Illinois               18,417 Sq. Ft.               86%             64%        64%      76%      83%      83%

         CENTURY II APARTMENTS

         On December 10, 1997, the Partnership completed the refinancing of the Century II Apartments mortgage note. The property was refinanced with a $11,000,000 non-recourse mortgage note payable at the rate of 6.75% per annum with monthly principal and interest payments of $71,346. The mortgage note, which is collateralized by the property, matures on January 1, 2008, at which time the remaining principal of approximately $9,401,537 and the accrued interest are due. The note may be prepaid, subject to a prepayment penalty, at any time with 30 days prior notice. The Partnership used the majority of the proceeds from the refinancing to repay the existing mortgage note of $10,309,332, to pay closing costs of $236,763 and a prepayment premium of $210,825, and to establish various escrows. The prepayment premium, as well as unamortized deferred mortgage costs of $77,331, are reported in the statement of Operations included in the Partnership's consolidated financial Statements and appearing elsewhere in this proxy statement as an extraordinary loss from early extinguishment of debt for the year ended December 31, 1997.

         At December 31, 1996, the property was subject to a non-recourse first mortgage note of $11,000,000, which was payable in equal monthly installments of principal and interest of $104,844, based on a 25-year amortization schedule.

         Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of the long-term debt is approximately $10,898,000 and $10,470,000 for the years ended December 31, 1998 and 1997, respectively.

         PARK PLACE TOWER APARTMENTS

         The Park Place Tower Apartments property is subject to a non-recourse mortgage note in the original amount of $33,000,000, dated September 15, 1993, held by the U.S. Department of Housing and Urban Development ("HUD"). The note is payable in equal monthly installments of principal and interest of $212,783, based on a 31-year amortization. At maturity, all unpaid principal (approximately $1,457,000) and any accrued interest are due. The note may be prepaid subject to a prepayment premium. In the event a prepayment of principal occurs, a prepayment premium will be due, based on a declining premium rate of 5% to 0% of the outstanding principal balance over a period of 5 years. As stipulated in the regulatory agreement with HUD, the Partnership makes monthly deposits of $17,743 in an established reserve for replacements to be used for improvements. Under the terms of the loan, HUD restricts the distribution of funds to "surplus cash," as defined by HUD in the regulatory agreement.

DISTRIBUTIONS

         One of the objectives of the Partnership is to generate cash available for distribution to its partners. In 1995, after several years of infrequent distributions, the General Partners determined that there was sufficient cash flow, as calculated under the partnership agreement, and working capital reserves to reinstate distributions. These semiannual distributions, which commenced in the first quarter of 1996, were paid at an annual rate of $20.00 per Unit. The General Partners believed there was sufficient cash flow and working capital reserves to increase the annual distribution rate in 1997 to the current rate of $40.00 per Unit. The table below sets forth the distribution made by the Partnership to its partners for the nine months ended September 30, 1999 and during the years ended December 31, 1998 and 1997. The Partnership will make a $20 per Unit distribution to its partners in February 2000.

                                        Nine Months Ended
                                        September 30, 1999                      Year Ended December 31,
                                  ------------------------------  ------------------------------------------------------
                                                                              1998                        1997
                                                                  -------------------------  -----------------------------
                                      Amount         Per Unit       Amount       Per Unit       Amount       Per Unit
                                  ------------------------------  -------------------------  ---------------------------
Limited Partners:

Investor Limited Partners
(35,200 Units outstanding).......      $1,408,000     $40.00        $1,408,000    $40.00    $1,408,000          $40.00

Original Limited Partner.........          90,838                       90,839                  90,839

General Partners.................          15,140                       15,140                  15,140

         TOTAL...................      $1,513,978                   $1,513,979              $1,513,979

         Future distributions will be at the discretion of the Partnership and will be determined after consideration of a number of factors including, among others, the Partnership's financial condition, cash flows and current and anticipated cash needs.

OWNERSHIP OF UNITS

         The number of Unitholders as of September 30, 1999 was approximately 1,870. As of September 30, 1999, none of the Unitholders beneficially owned more than 5% of the Partnerships 35,200 outstanding Units. The table below sets forth the beneficial ownership interests in the Units held by the investment funds comprising Equity Resources.

                                              NAME AND ADDRESS                AMOUNT AND NATURE      PERCENT
                                                     OF                             OF                  OF
TITLE OF CLASS                                BENEFICIAL OWNER                BENEFICIAL OWNER        CLASS
------------------------------------------------------------------------- ------------------------ ---------
Investor Limited Partner Units    Equity Resource Fund XIX L.P.                  225.00 Units          0.64%
                                  14 Story Street
                                  Cambridge, MA 02138

                                              NAME AND ADDRESS                AMOUNT AND NATURE      PERCENT
                                                     OF                             OF                  OF
TITLE OF CLASS                                BENEFICIAL OWNER                BENEFICIAL OWNER        CLASS
------------------------------------------------------------------------- ------------------------ ---------
Investor Limited Partner Units    Equity Resources Bridge Fund                  20.00 Units         0.06%
                                  14 Story Street
                                  Cambridge, MA  02138

Investor Limited Partner Units    Equity Resource General Fund L.P.             20.00 Units         0.06%
                                  14 Story Street
                                  Cambridge, MA 02138

Investor Limited Partner Units    Equity Resource Fund XVII L.P.             1,599.50 Units         4.54%
                                  14 Story Street
                                  Cambridge, MA 02138

Investor Limited Partner Units    Equity Resource Boston Fund                1,099.00 Units         3.11%
                                  14 Story Street
                                  Cambridge, MA 02138

Investor Limited Partner Units    Equity Resource Cambridge Fund               175.00 Units         0.50%
                                  14 Story Street
                                  Cambridge, MA 02138

Investor Limited Partner Units    Equity Resource Fund XXI L.P.                847.00 Units         2.41%
                                  14 Story Street
                                  Cambridge, MA 02138

                                           TOTAL                             3,985.50 Units        11.33%

         On September 30, 1999, the General Partners or their affiliates owned 106 Units, or .30% of the total outstanding Units, of the Partnership in addition to their general and original limited partner interests.

MARKET FOR THE UNITS

         The Units are not traded on any established trading market and no market of this type is expected to develop. Thus, limited information is available as to high and low bid quotations or sales prices. According to The Partnership Spectrum, an independent third-party industry publication, for the eight months ended September 30, 1999, a total of 100 Units traded at per Unit prices between $575 and $651 with a weighted average of $624 per Unit. For the period between October 1, 1999 and November 30, 1999, a total of 50 Units traded at per Unit prices between $652 and $655.83 with a weighted average of $653.80 per Unit.

         Unitholders are advised, however, that these gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. In addition, other measures of the value of the Units may be relevant to Unitholders.

RELATED PARTY TRANSACTIONS

         The Partnership pays property management fees to an affiliate of the General Partners for management services. Under the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for specified expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

         Amounts accrued or paid to the General Partners' affiliates for the nine months ended September 30, 1999 and for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                        1999                   1998                1997               1996
                                --------------------- --------------------- ------------------- -----------------
Property management fees              $467,815              $506,198            $475,569             $442,295
Expense reimbursements                 275,029               307,468             317,432              288,226
                                     ------------          ---------           ---------            ---------
Charged to operations                 $742,844              $813,666            $793,001             $730,521

         Expense reimbursements due from affiliates of $8,323 and $1,456, respectively were included in prepaid expenses and other assets for the nine months ended September 30, 1999 and for the year ended December 31, 1998.

         Under the partnership agreements the General Partners are entitled to a brokerage fee in an amount equal to 3% of the contract sales price of any real estate sold by the Partnership, subject to specified limitations. No brokerage fees have been paid to the General Partners of their affiliates for the three-year period ending December 31, 1998.

         In addition to the amounts above, refinancing costs of $110,000 were paid to the General Partners' affiliates during the year ending December 31, 1997.

                             SELECTED FINANCIAL DATA

         The following table sets forth selected financial information regarding the Partnership's results of operations and financial position.
This information should be read in conjunction with the Consolidated
Financial Statements and Notes thereto and other financial information included or incorporated by reference in this document. The historical financial data as of and for the quarters ended September 30, 1999 and 1998 have been derived from the unaudited financial statements included in the Partnership's Quarterly Report on Form 10-Q for the quarters ended
September 30, 1999 and 1998, respectively. The historical financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from audited financial statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

                                          NINE MONTHS ENDED                               FOR THE
                                            SEPTEMBER 30,                           YEAR ENDED DECEMBER 31
                                       ------------------------   ------------------------------------------------------------------
                                               Unaudited
                                           1999         1998          1998          1997         1996          1995         1994
                                       -----------    ---------   ------------   -----------  -----------  ------------- -----------
S>
Total revenues..........................  11,763,548  11,277,451  $15,100,395   $14,523,598   $13,660,261  $13,839,760   $13,652,413
Income (loss) before gain from capital
transactions............................   1,574,044   1,012,231      692,911     (304,383)     (119,075)    (795,377)   (1,450,214)
Gain on sale of property................          --          --           --            --            --    3,265,789            --
Income (loss) before extraordinary loss.   1,574,044   1,012,231      692,911     (304,383)     (119,075)    2,470,412   (1,450,214)
Extraordinary loss......................          --          --           --     (288,156)            --     (93,215)            --
Net income (loss).......................   1,574,044   1,012,231      692,911     (592,539)     (119,075)    2,377,197   (1,450,214)
Net income (loss) allocated to:

Investor limited partners...............   1,463,861     941,375      644,407     (586,614)     (117,884)    2,353,425   (1,435,712)
per Unit................................       41.59       26.74        18.31       (16.67)        (3.35)        66.86       (40.79)
Original limited partner................      94,443      60,734       41,575            --            --           --            --

                                          NINE MONTHS ENDED                                    FOR THE
                                             SEPTEMBER 30,                              YEAR ENDED DECEMBER 31
                                    ------------------------------  ---------------------------------------------------------------
                                        1999            1998         1998          1997         1996         1995          1994
                                    ------------------------------  -------- ------------- -------------------------- -------------
Net income (loss) allocated to:

General partners.................       15,740        10,122            6,929       (5,925)       (1,191)       23,772      (14,502)
Total assets.....................   34,014,347    35,077,699       34,721,709    35,457,032    37,162,269   38,555,732    42,604,180
Long-term obligations............   40,752,418    41,387,711       41,235,548    41,848,811    41,700,453   42,273,669    46,805,538
DISTRIBUTIONS:

Investor limited partners........    1,408,000     1,408,000        1,408,000     1,408,000       704,000           --            --
Per Unit.........................        40.00         40.00            40.00         40.00         20.00           --            --
Original limited partner.........       90,838        90,839           90,839        90,839        45,419           --            --
General partners.................       15,140        15,140           15,140        15,140         7,570           --            --

         The selected financial data results for the periods presented are not comparable due to the sale of the Marine Terrace multi-family apartment complex on July 19, 1995.

         The per Unit distributions for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 were $40.00, $40.00, $20.00, $0 and $0, respectively, none of which represented a return of capital for tax purposes.

         Historical performance of the Partnership is not necessarily indicative of its future operations.

                      INFORMATION CONCERNING THE PURCHASER
                               AND ITS AFFILIATES

THE PURCHASER

         The Purchaser, KR5 Acquisition, L.L.C., is a wholly owned subsidiary of KRF Company. The Purchaser was organized for the purpose of merging with the Partnership and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. The Purchaser has no assets and liabilities. The principal office and place of business of the Purchaser is One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

AFFILIATES OF THE PURCHASER

         KRF Company was organized to conduct the business and the operations of KRF3 Acquisition Company, L.L.C., a Delaware limited liability company whose principal business is to hold limited partnership interests in Krupp Realty Fund, Ltd.-III. The principal office and place of business of KRF Company is One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The sole member of KRF Company is The Krupp Family Limited Partnership-94 (the "Family Limited Partnership").

         The Family Limited Partnership was formed to hold and manage investments for its partners. The general partners of the Family Limited Partnership are Douglas Krupp and George Krupp. See "Information About The Partnership, Its General Partners and Their Affiliates--The General Partners."

         The Family Limited Partnership, KRF Company, the Purchaser and the General Partners are under the common control of Douglas Krupp and George Krupp. As a result of the voting and investment agreements entered into among Equity Resources, the Purchaser and KRF Company, Douglas Krupp and George Krupp may be deemed to each beneficially own indirectly 4,086.5 Units, which is 11.6% of the total number of Units.

         All information contained in this proxy statement concerning the Purchaser is based upon statements and representations made by the Purchaser or its representatives to the Partnership or its representatives.

                       WHERE YOU CAN FIND MORE INFORMATION

GENERAL

         The Partnership files reports with the Securities and Exchange Commission on a regular basis. Unitholders may read or copy any document that the Partnership files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the Commission for further information at 1-800-SEC-0330. The Partnership's Commission filings are also available from the Commission's web site at www.sec.gov.

The following documents previously filed by the Partnership with the Securities and Exchange Commission are incorporated in this proxy statement by reference:

(a) Annual Report on Form 10-K for the year ended December 31, 1998 as filed on March 31, 1999; and

(b) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 as filed on November 15, 1999.

All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this document and prior to the date of the special meeting or any adjournment or postponement of the meeting shall be deemed to be incorporated by reference and made a part of this document from the date of the filing of these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this document or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference in this document modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

         The Purchaser, KRF Company, the Family Limited Partnership and George and Douglas Krupp, are affiliates of the Partnership. Accordingly, they have jointly filed with the Commission a Schedule 13E-3. This proxy statement does not contain all of the information contained in the Schedule 13E-3, some of which is omitted as permitted by Commission rules. Statements made in this proxy statement, while complete in all material respects, are qualified by reference to documents filed as exhibits to the Schedule 13E-3. The Schedule 13E-3, including exhibits, is available for inspection and copying at the Commission as described above.

         The Purchaser and the General Partners are not public companies and are not required to file reports of any type with the Commission.

INDEPENDENT ACCOUNTANTS

         The consolidated financial statements and financial statement schedule of the Partnership appearing in this proxy statement have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report included in this document. These consolidated financial statements and financial statement schedule are included in this document and incorporated in this document by reference. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the special meeting, both to respond to appropriate questions of Unitholders and to make a statement if they so desire.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                  Page
                                                                                  ----
Annual Audited Financial Statements:

Independent Auditors' Report                                                       F-2

Financial Statements:

Balance Sheets, December 31, 1998 and 1997                                         F-3

Statements of Operations, for the years ended                                      F-4
December 31, 1998, 1997 and 1996

Statements of Changes in Partners' Deficit, for the years ended                               F-5
December 31, 1998, 1997 and 1996

Statements of Cash Flows, for the years ended                                      F-6
December 31, 1998, 1997 and 1996

Notes to Financial Statements                                               F-7 - F-13
Schedule III - Real Estate and Accumulated Depreciation                           F-15

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Krupp Realty Limited Partnership-V and Subsidiary:

         In our opinion, the consolidated financial statements and the financial statement Schedule listed in the index on page F-1 present fairly, in all material respects, the financial position of Krupp Realty Limited Partnership-V and Subsidiary (the "Partnership") at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements and financial statement schedule are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Boston, Massachusetts                       /s/ PricewaterhouseCoopers LLP
February 10, 1999

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                                                 1998                    1997
                                                                                 ----                    ----
Multi-family apartment complexes, net of accumulated
 depreciation of $45,292,687 and $41,602,481, respectively
 (Note D)                                                                 $28,589,655             $30,790,070
Cash and cash equivalents (Note C)                                          2,101,415                 802,726
Cash restricted for tenant security deposits                                  311,432                 294,572
Replacement reserve escrows (Note D)                                          664,186                 399,771
Prepaid expenses and other assets (Note E)                                  2,572,492               2,662,138
Deferred expenses, net of accumulated amortization of
 $82,843 and $48,332, respectively (Note E)                                   482,529                 507,755
                                                                       --------------          --------------

         Total assets                                                     $34,721,709             $35,457,032
                                                                          ===========             ===========

                                      LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
 Mortgage notes payable (Note D)                                          $41,836,237             $42,400,979
 Accrued real estate taxes                                                  2,008,500               1,950,000
 Accrued expenses and other liabilities                                     1,841,074               1,249,087
                                                                        -------------             ------------
         Total liabilities                                                 45,685,811              45,600,066
                                                                         ------------              ----------
Contingency (Note F)

Partners' deficit (Note G):
 Investor Limited Partners
  (35,200 Units outstanding)                                              (10,130,376)             (9,366,783)
 Original Limited Partner                                                    (420,061)               (370,797)
 General Partners                                                            (413,665)               (405,454)
                                                                         -------------           -------------
         Total Partners' deficit                                          (10,964,102)            (10,143,034)
                                                                         -------------           -------------
         Total liabilities and Partners' deficit                          $34,721,709             $35,457,032
                                                                          ===========             ===========



   The accompanying notes are an integral part of the consolidated financial statements.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                 1998              1997             1996
                                              ------------     ------------      ------------
Revenue:
 Rental (Note H)                              $ 14,987,931     $ 14,395,306      $ 13,489,627
 Interest Income                                   112,464          128,292           170,634
                                              ------------     ------------      ------------

  Total revenue                                 15,100,395       14,523,598        13,660,261
                                              ------------     ------------      ------------

Expenses:
 Operating (Note E)                              3,205,429        3,629,513         3,635,470
 Maintenance                                       961,085        1,136,671           927,736
 General and administrative
  (Notes E and F)                                  891,841          324,660           323,652
 Real estate taxes (Note I)                      2,117,434        2,280,910         1,621,545
 Management fees (Note E)                          506,198          475,569           442,295
 Depreciation and amortization                   3,724,717        3,600,639         3,387,658
 Interest (Note D)                               3,000,780        3,380,019         3,440,980
                                              ------------     ------------      ------------

  Total expenses                                14,407,484       14,827,981        13,779,336
                                              ------------     ------------      ------------

  Income (loss) before
   extraordinary loss                              692,911         (304,383)         (119,075)
Extraordinary loss (Note D)                           --           (288,156)             --
                                              ------------     ------------      ------------

Net income (loss) (Note J)                    $    692,911     $   (592,539)     $   (119,075)
                                              ============     ============      ============

Allocation of net income (loss)(Note G):
 Investor Limited Partners
  (35,200 Units outstanding):
   Income (loss) before
    extraordinary loss                        $    644,407     $   (301,339)     $   (117,884)
   Extraordinary loss                                 --           (285,275)             --
                                              ------------     ------------      ------------
   Net income (loss)                          $    644,407     $   (586,614)     $   (117,884)
                                              ============     ============      ============
 Investor Limited Partners Per Unit:

   Income (loss)
     before extraordinary loss                $      18.31     $      (8.56)     $      (3.35)
   Extraordinary loss                                 --              (8.11)             --
                                              ------------     ------------      ------------
   Net income (loss)                          $      18.31     $     (16.67)     $      (3.35)
                                              ============     ============      ============

 Original Limited Partner:

   Income (loss)
     before extraordinary loss                $     41,575     $       --        $       --
   Extraordinary loss                                 --               --                --
                                              ------------     ------------      ------------
   Net income (loss)                          $     41,575     $       --        $       --
                                              ============     ============      ============
 General Partners:
   Income (loss)
     before extraordinary loss                $      6,929     $     (3,044)     $     (1,191)
   Extraordinary loss                                 --             (2,881)             --
                                              ------------     ------------      ------------
   Net income (loss)                          $      6,929     $     (5,925)     $     (1,191)
                                              ============     ============      ============


   The accompanying notes are an integral part of the consolidated financial statements.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                        Total
                                   Investor              Original               General               Partners'
                              Limited Partners      Limited Partner             Partners               Deficit
                                 -------------       ---------------           -----------          -------------
Balance at
 December 31, 1995                 $(6,550,285)            $(234,539)            $(375,628)          $(7,160,452)

Distributions                         (704,000)              (45,419)               (7,570)             (756,989)

Net loss                              (117,884)                    -                (1,191)             (119,075)
                                 -------------       ---------------           -----------          -------------
Balance at
 December 31, 1996                  (7,372,169)             (279,958)             (384,389)           (8,036,516)

Distributions                       (1,408,000)              (90,839)              (15,140)           (1,513,979)
Early extinguishment
 of debt                              (285,275)                    -                (2,881)             (288,156)
Loss before
 extraordinary loss                   (301,339)                    -                (3,044)             (304,383)
                                 --------------     ----------------           ------------       --------------
Balance at
 December 31, 1997                  (9,366,783)             (370,797)             (405,454)          (10,143,034)

Net income (Note G)                    644,407                41,575                 6,929               692,911
Distributions (Note G)              (1,408,000)              (90,839)              (15,140)           (1,513,979)
                                 --------------         -------------           -----------       ---------------
Balance at
 December 31, 1998                $(10,130,376)            $(420,061)            $(413,665)         $(10,964,102)
                                  =============            ==========            ==========         =============

The per Unit distributions for the years ended December 31, 1998, 1997 and 1996 were $40.00, $40.00 and $20.00, respectively, none of which represents a return of capital for tax purposes.

   The accompanying notes are an integral part of the consolidated financial statements.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                1998               1997            1996
                                                             ------------      ------------    --------------
Cash flows from operating activities:
   Net income (loss)                                       $     692,911      $   (592,539)     $   (119,075)
   Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
     Interest earned on replacement reserve escrows              (14,933)          (17,068)          (27,713)
     Depreciation and amortization                             3,724,717         3,600,639         3,387,658
     Extraordinary loss from early extinguishment
      of debt                                                      --              288,156              --
     Changes in assets and liabilities:
     Decrease (increase) in cash restricted for
      tenant security deposits                                   (16,860)           13,336           130,341
     Decrease (increase) in prepaid expenses and
      other assets                                                89,646        (1,284,748)           (6,508)
     Increase in accrued real estate taxes                        58,500           290,000              --
     Increase in accrued expenses and other
      liabilities                                                591,492             7,037            21,147
     Decrease in due to affiliates                                 --              (26,480)           (7,847)
                                                             ------------      ------------    --------------
       Net cash provided by
        operating activities                                   5,125,473         2,278,333         3,378,003
                                                             ------------      ------------    --------------
Cash flow from investing activities:
   Deposits to replacement reserve escrows                     (306,512)          (212,912)         (212,912)
   Withdrawals from replacement reserve escrows                  57,030            519,865           280,477
   Additions to fixed assets                                 (1,489,791)        (1,728,096)       (2,413,114)
   Increase in accrued expenses and other liabilities
    related to fixed asset additions                                495               --                --
                                                             ------------      ------------    --------------
       Net cash used in investing activities                 (1,738,778)       (1,421,143)        (2,345,549)
                                                             ------------      ------------    --------------
Cash flow from financing activities:
   Proceeds from mortgage note payable                             --          11,000,000              --
   Repayment of mortgage notes payable                             --         (10,309,332)             --
   Payment of prepayment premium                                   --            (210,825)             --
   Principal payments on mortgage notes payable                (564,742)         (559,944)         (530,699)
   Increase in deferred expenses                                 (9,285)         (227,478)             --
   Distributions                                             (1,513,979)       (1,513,979)         (756,989)
                                                             ------------      ------------    --------------
       Net cash used in financing activities                 (2,088,006)       (1,821,558)       (1,287,688)
                                                             ------------      ------------    --------------
Net increase (decrease) in cash and cash equivalents          1,298,689          (964,368)         (255,234)
Cash and cash equivalents, beginning of year                    802,726         1,767,094         2,022,328
                                                             ------------      ------------    --------------
Cash and cash equivalents, end of year                     $  2,101,415      $    802,726      $  1,767,094
                                                           ==============    ==============    ==============

   The accompanying notes are an integral part of the consolidated financial statements.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       ORGANIZATION

         Krupp Realty Limited Partnership-V ("KRLP-V") was formed on June 16, 1983 by filing a Certificate of Limited Partnership in The Commonwealth of Massachusetts. KRLP-V terminates on December 31, 2020, unless earlier terminated upon the sale of the last of KRLP-V's properties or the occurrence of certain other events as set forth in the Partnership Agreement.

         KRLP-V issued all of the General Partner Interests to The Krupp Corporation ("Krupp Corp.") (a Massachusetts corporation) and The Krupp Company Limited Partnership-II ("KLCP-II") (a Massachusetts limited partnership), in exchange for capital contributions aggregating $1,000. Except under certain limited circumstances upon termination of KRLP-V, the General Partners are not required to make any additional capital contributions. KRLP-V also issued all of the Original Limited Partner Interests to KCLP-II in exchange for a capital contribution of $4,000.

         On September 6, 1983, KRLP-V commenced the marketing and sale of units of Investor Limited Partner Interest ("Units") for $1,000 per Unit. The public offering was closed on December 2, 1983 at which time a total of 35,200 Units had been sold for $35,200,000.

         On March 20, 1989, the General Partners formed Krupp Realty Park Place-Chicago Limited Partnership ("Realty-V") as a prerequisite for the refinancing of Park Place Tower Apartments ("Park Place"). At the same time, the General Partners transferred ownership of Park Place to Realty-V. The General Partner of Realty-V is Krupp Corp. The Limited Partner of Realty-V is KRLP-V. Krupp Corp. has beneficially assigned its interest in Realty-V to KRLP-V. KRLP-V and Realty-V are collectively known as Krupp Realty Limited Partnership-V and Subsidiary (collectively referred to herein as the "Partnership").

B.       SIGNIFICANT ACCOUNTING POLICIES

         The Partnership uses the following accounting policies for financial reporting purposes, which may differ in certain respects from those used for federal income tax purposes (see Note J).

         BASIS OF PRESENTATION

         The consolidated financial statements present the consolidated assets, liabilities and operations of the Partnership. All intercompany balances and transactions have been eliminated.

         RISKS AND UNCERTAINTIES

         The Partnership invests its cash primarily in deposits and money market funds with commercial banks. The Partnership has not experienced any losses to date on its invested cash.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, contingent assets and liabilities and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         The Partnership includes all short-term investments with maturities of three months or less from the date of acquisition in cash and cash equivalents. The cash investments are recorded at cost, which approximates current market values.

         RENTAL REVENUES

         Leases require the payment of base rent monthly in advance. Rental revenues are recorded on the accrual basis.

         DEPRECIATION

         Depreciation is provided for by the use of the straight-line method over estimated useful lives of the related assets as follows:

         Buildings and improvements                           5 to 25 years
         Appliances, carpeting and equipment                  3 to 8 years

         IMPAIRMENT OF LONG-LIVED ASSETS

         Real estate assets and equipment are stated at depreciated cost. Pursuant to Statement of Financial Accounting Standards Opinion No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," impairment losses are recorded on long-lived assets used in operations on a property by property basis, when events and circumstances indicate that the assets might be impaired and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amount of those assets. Upon determination that an impairment has occurred, those assets shall be reduced to fair value.

         DEFERRED EXPENSES

         Costs of obtaining and recording mortgages on the properties are amortized over the term of the related mortgage notes using the straight-line method which approximates the effective interest method.

         INCOME TAXES

         The Partnership is not liable for federal or state income taxes as Partnership income or loss is allocated to the Partners for income tax purposes. In the event that the Partnership's tax returns are examined by the Internal Revenue Service or state taxing authority and the examination results in a change in the Partnership's taxable income or loss, such change will be reported to the Partners.

         DESCRIPTIVE INFORMATION ABOUT REPORTABLE SEGMENTS

         During the fourth quarter of 1998, the Partnership adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("Statement No. 131"). Statement No. 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 establishes standards for the way that public business enterprises report information regarding reportable operating segments. The adoption of Statement No. 131 did not affect the results of operations or financial position of the Partnership.

         The Partnership operates and develops apartment communities which generate rental and other income through the leasing of apartment units. The General Partners separately evaluate the performance of each of the Partnership's apartment communities. However, because each of the apartment communities have similar economic characteristics, facilities, services and tenants, the apartment communities have been aggregated into a single dominant apartment communities segment.

         All revenues are from external customers and no revenues are generated from transactions with other segments. There are no tenants which contributed 10% or more of the Partnership's total revenue during 1998, 1997 or 1996.

         RECLASSIFICATIONS

         Certain prior year balances have been reclassified to conform with current year consolidated financial statement presentation.

C.       CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

                                                   December 31,
                                          ---------------------------
                                               1998             1997
                                          -----------        --------
Cash and money market accounts            $   405,431        $802,726
Treasury bills                              1,695,984               -
                                          -----------        --------
                                           $2,101,415        $802,726
                                           ==========        ========

D.       MORTGAGE NOTES PAYABLE

         The properties owned by the Partnership are pledged as collateral for the non-recourse mortgage notes outstanding at December 31, 1998 and 1997. Mortgage notes payable consisted of the following:

                                                  Principal                    Annual
                                          -------------------------------     Interest
                                              1998               1997           Rate       Maturity Date
                                          ------------       ------------    ---------    ---------------
Century II Apartments                      $10,882,768        $11,000,000     6.75%       January 1, 2008
Park Place Tower Apartments                 30,953,469         31,400,979     6.75%       May 1, 2024
                                          ------------       ------------
  Total                                    $41,836,237        $42,400,979
                                           ===========        ===========

CENTURY II APARTMENTS

         On December 10, 1997, the Partnership completed the refinancing of the Century II Apartments mortgage note. The property was refinanced with a $11,000,000 non-recourse mortgage note payable at the rate of 6.75% per annum with monthly principal and interest payments of $71,346. The mortgage note, which is collateralized by the property, matures on January 1, 2008 at which time the remaining principal (approximately $9,401,537) and accrued interest are due. The note may be prepaid, subject to a prepayment penalty, at any time with 30 days notice. The Partnership used the majority of the proceeds from the refinancing to repay the existing mortgage note on the property of $10,309,332, pay closing costs of $236,763, to pay a prepayment premium of $210,825 and to establish various escrows. The prepayment premium as well as unamortized deferred mortgage costs of $77,331, are reported in the Statement of Operations as an extraordinary loss from early extinguishment of debt for the year ended December 31, 1997.

         At December 31, 1996, the property was subject to a non-recourse first mortgage note of $11,000,000, which was payable in equal monthly installments of principal and interest of $104,844, based on a 25-year amortization schedule.

         Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long term debt is approximately $10,898,000 and $10,470,000 for the years ended December 31, 1998 and 1997, respectively.

PARK PLACE TOWER APARTMENTS

         The property is subject to a non-recourse mortgage note in the original amount of $33,000,000, dated September 15, 1993, held by the U.S. Department of Housing and Urban Development ("HUD"). The note is payable in equal monthly installments of principal and interest of $212,783, based on a 31-year amortization. At maturity, all unpaid principal (approximately $1,457,000) and any accrued interest are due. The note may be prepaid subject to a prepayment premium. In the event prepayment of principal occurs, a prepayment premium shall be due, based on a declining premium rate of 5% to 0% of the outstanding principal balance over a period of 5 years. As stipulated in the Regulatory Agreement with HUD, the Partnership makes monthly deposits of $17,743 in an established reserve for replacements to be used for improvements. Under the terms of the loan, HUD restricts the distribution of funds to Surplus Cash, as defined by HUD in the Regulatory Agreement.

         Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt is approximately $31,766,000 at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage note could not be prepaid until 1998.

         Due to restrictions on transfers and prepayment, the Partnership may be unable to refinance certain mortgage notes payable at such calculated fair value.

         The aggregate scheduled principal amounts of long-term borrowings due during the five years ending December 31, 2003 are $600,689, $642,513, $687,250, $735,102 and $786,286.

         During the years ended December 31, 1998, 1997 and 1996, the Partnership paid $2,844,807, $3,221,886 and $3,280,828 of interest on its mortgage notes, respectively.

E.       RELATED PARTY TRANSACTIONS

         The Partnership pays property management fees to an affiliate of the General Partners for management services. Pursuant to the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for certain expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

         Amounts accrued or paid to the General Partners' affiliates during the years ended December 31, 1998, 1997 and 1996 were as follows:

                                       1998             1997              1996
                                     --------         --------          --------
Property management fees            $506,198         $475,569          $442,295

Expense reimbursements               307,468          317,432           288,226
                                     --------         --------          --------

   Charged to operations            $813,666         $793,001          $730,521
                                    ========         ========          ========

         Expense reimbursements due from affiliates of $1,456 were included in prepaid expenses and other assets for the year ended December 31, 1998.

         In addition to the amounts above, refinancing costs of $110,000 were paid to the General Partners' affiliates during the year ended December 31, 1997.

F.       LEGAL PROCEEDING

         The Partnership is a defendant in a class action suit related to the practice of giving discounts for the early or timely payments of rent at Park Place Apartments ("Park Place") and Marine Terrace Apartments, a previously owned property. The central issue of the complaint is whether the operative lease violated a Chicago municipal ordinance relating to late fee charges because it allowed tenants a discount if rent was paid on or before the first of the month. The allegation was that, notwithstanding the stated rental rate and printed discount, the practice represented an unlawful means of exacting late fee charges. In addition to seeking damages for any "forfeited" discounts, plaintiffs seek statutory damages of two months rent per lease violation and reasonable attorneys' fees. To be eligible for such damages plaintiffs must prove that the defendants deliberately used a provision prohibited by the ordinance.

            During 1994, the Court ruled in favor of the defendants, and accepted the Partnership's Motion to Dismiss the Plaintiff's Third Amended Complaint. The plaintiffs filed an appeal with the Appellate Court of Illinois, First District. During 1996, the decision was reversed on appeal and the case remanded to trial court for further proceedings. The defendants intend to vigorously defend this case.

            Continued discussions with Plaintiffs' counsel have resulted in a tentative settlement which was presented to the court in December, 1998. Although the settlement has not been finalized, the Partnership recorded provisions totaling $1,015,000 in the 1998 and 1997 consolidated financial statements of $733,000 and $282,000, respectively.

G.          PARTNERS' DEFICIT

            Under the terms of the Partnership Agreement, losses from operations are allocated 99% to the Investor Limited Partners and 1% to the General Partners and profits from operations are allocated 93% to the Investor Limited Partners, 6% to the Original Limited Partner and 1% to the General Partners until such time that the Investor Limited Partners have received a return of their total invested capital plus a 9% per annum cumulative return thereon and thereafter, 65% to the Investor Limited Partners, 28% to the Original Limited Partner and 7% to the General Partners.

            Profits from Capital Transactions are allocated first, to the Investor Limited Partners until they have received a return of their total invested capital. Thereafter, profits from Capital Transactions are allocated in accordance with the Partnership Agreement. Losses from Capital Transactions are allocated 99% to the Investor Limited Partners and 1% to the General Partners. Notwithstanding anything above, the General Partners shall be allocated at least 1% of all profits and losses from Capital Transactions.

            Under the Partnership Agreement, cash distributions are made on the same basis as the allocations of profits described above. Pursuant to the Partnership Agreement, proceeds from Capital Transactions shall first be applied to the payment of all debts and liabilities of the Partnership and second to fund reserves for contingent liabilities. The remaining net cash proceeds shall then be distributed in accordance with the Partnership Agreement.

            As of December 31, 1998, the following cumulative partner contributions and allocations have been made since inception of the Partnership:


                               Investor Limited                 Original                     General
                                   Partners                  Limited Partner                 Partners                  Total
                               ----------------              ---------------                 --------                  -----
Capital contributions            $35,200,000                    $   4,000                   $   1,000                 $ 35,205,000

Syndication costs                 (4,501,000)                           -                           -                   (4,501,000)

Distributions                     (7,619,303)                    (478,576)                    (79,762)                  (8,177,641)

Net income (loss)
   before capital
   transactions                  (39,885,037)                      54,515                    (402,327)                 (40,232,849)




                                Investor Limited                Original                    General
                                   Partners                  Limited Partner                Partners                 Total
                                 ------------                ---------------                --------                 -----
Net gains on capital
  transactions                      6,674,964                            -                      67,424                    6,742,388
                                 ------------                    ---------                   ---------                 ------------
Balance at December 31, 1998     $(10,130,376)                   $(420,061)                  $(413,665)                $(10,964,102)
                                 ============                    =========                   =========                 ============



H.          FUTURE BASE RENTS DUE UNDER COMMERCIAL OPERATING LEASES

            Future base rent receivable under commercial operating leases for the years 1999 through 2003 and thereafter is as follows:

1999                                                 $149,330
2000                                                   93,989
2001                                                   81,653
2002                                                   82,361
2003                                                   71,177
  Thereafter                                          155,981


I.          REAL ESTATE TAXES

            During the third quarter of 1996, the Partnership successfully petitioned for the reassessment of prior years' real estate taxes on Park Place Tower Apartments. The Partnership received tax refunds toward the 1986, 1987, 1988 and 1990 real estate taxes totaling approximately $325,000, which was reflected as a reduction in the 1996 real estate tax expense.

J.          FEDERAL INCOME TAXES

            For federal income tax purposes, the Partnership is depreciating property using the Accelerated Cost Recovery System ("ACRS") and the Modified Accelerated Cost Recovery System ("MACRS") depending on which is applicable.

            The reconciliation of the net income (loss) reported in the accompanying Consolidated Statement of Operations with the net income (loss) reported in the Partnership's federal income tax return for the years ended December 31, 1998, 1997 and 1996 is as follows:


                                                        1998                          1997                         1996
                                                        ----                          ----                         ----
Net income (loss) per Consolidated
  Statement of Operations                              $692,911                     $(592,539)                   $(119,075)
  Difference between book and tax
    depreciation and amortization                       414,641                       317,863                      (30,155)
  Difference between book and tax legal
    adjustment                                          733,000                       113,526                      168,474
                                                        -------                       -------                      -------

Net income (loss) for federal income tax purposes         $1,840,552                     $(161,150)                     $19,244
                                                          ==========                     ==========                     =======



The allocation of the net income for federal income tax purposes for 1998 is as follows:


                                   Portfolio Income                   Passive Income                         Total
                                      ----------                       ------------                      ------------
    Investor Limited Partners           $101,864                         $1,609,849                        $1,711,713
    Original Limited Partner               6,572                            103,861                           110,433
    General Partners                       1,096                             17,310                            18,406
                                      ----------                       ------------                      ------------
                                        $109,532                         $1,731,020                        $1,840,552
                                        ========                         ==========                        ==========


            During the years ended December 31, 1998, 1997 and 1996 the per Unit net income (loss) to the Investor Limited Partners for federal income tax purposes were $48.63, $(4.58) and $.54, respectively.

            The basis of the Partnership's assets for financial reporting purposes exceeded its tax basis by approximately $7,651,000 and $8,063,500 at December 31, 1998 and 1997, respectively. The basis of the Partnership's liabilities for financial reporting purposes exceeded its tax basis by approximately $1,015,000 and $282,000 at December 31, 1998 and 1997,
respectively.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

                                DECEMBER 31, 1998


                                                                                              COSTS CAPITALIZED
                                                                                                SUBSEQUENT TO     DEPRECIABLE
                                                      INITIAL COSTS TO PARTNERSHIP               ACQUISITION          LIFE
                                                      ----------------------------            -----------------   -----------

                                                                          BUILDINGS               BUILDINGS
                                                                             AND                     AND
        DESCRIPTION        ENCUMBRANCES               LAND              IMPROVEMENTS            IMPROVEMENTS      DEPRECIABLE LIFE
        -----------        ------------               ----              ------------            ------------      ----------------
Century II
Apartments
Cockeysville,

Maryland                          $ 10,882,768         $ 1,049,868            $ 13,948,246       $  5,333,839     3 to 25 years

Park Place Tower
Apartments

Chicago,

Illinois                            30,953,469           2,877,561              38,230,448         12,442,380     3 to 25 years
                                 -------------         -----------           -------------      -------------
    Total                         $ 41,836,237         $ 3,927,429            $ 52,178,694       $ 17,776,219
                                  ============         ===========            ============       ============



                         GROSS AMOUNTS CARRIED AT
                                END OF YEAR
                         ---------------------------
                                           BUILDINGS                                                                       YEAR
                                              AND                                       ACCUMULATED         YEAR       CONSTRUCTION
        DESCRIPTION      LAND            IMPROVEMENTS              TOTAL               DEPRECIATION      ACQUIRED        COMPLETED
        -----------      ----            ------------              -----               ------------      --------        ---------
Century II
Apartments
Cockeysville,

Maryland                  $ 1,049,868      $   19,282,085            $ 20,331,953       $   12,758,634   1984           1971

Park Place Tower
Apartments

Chicago,

Illinois                    2,877,561          50,672,828              53,550,389           32,534,053   1984            1973
                         ------------      --------------            ------------       --------------
           Total         $  3,927,429      $   69,954,913            $ 73,882,342       $   45,292,687
                         ============      ==============            ============       ==============



                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                                December 31, 1998

Reconciliation of Real Estate and Accumulated Depreciation for each of the three years in the period ended December 31, 1998:


                                      1998          1997          1996
                               -----------   -----------   -----------
REAL ESTATE
Balance at beginning of year   $72,392,551   $70,664,455   $68,251,341

Acquisition and improvements     1,489,791     1,728,096     2,413,114
                               -----------   -----------   -----------

Balance at end of year         $73,882,342   $72,392,551   $70,664,455
                               ===========   ===========   ===========



ACCUMULATED DEPRECIATION              1998          1997          1996
----------------------------   -----------   -----------   -----------
Balance at beginning of year   $41,602,481   $38,066,263   $34,745,814

Depreciation expense             3,690,206     3,536,218     3,320,449
                               -----------   -----------   -----------

Balance at end of year         $45,292,687   $41,602,481   $38,066,263
                               ===========   ===========   ===========




Note: The Partnership uses the cost basis for property valuation for both income tax and financial statement purposes. The aggregate cost for of the Partnership's real estate for federal income tax purposes was $73,894,392 and the aggregate accumulated depreciation for federal income tax purposes is $52,945,211 at December 31, 1998.

Quarterly Financial Statements:

Balance Sheet at September 30, 1999 (unaudited) and December 31, 1998       F-17

Statements of Operations (unaudited) for the three months ended
September 30, 1999 and September 30, 1998; and for the nine months
ended September 30, 1999 and September 30, 1998                             F-19

Statements of Cash Flows (unaudited) for the three months ended
September 30, 1999 and September 30, 1998                                   F-20

Notes to (Unaudited) Financial Statements                              F-21-F-24

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                                           (Unaudited)
                                                                          September 30,              December 31,
                                                                             1999                       1998
                                                                        --------------             --------------
Multi-family apartment complexes net of accumulated
 depreciation of $47,876,135 and $45,292,687, respectively                 $27,214,103                $28,589,655
Cash and cash equivalents (Note 2)                                           3,806,917                  2,101,415
Cash restricted for tenant security deposits                                   320,149                    311,432
Replacement reserve escrows                                                    750,758                    664,186
Prepaid expenses and other assets (Note 5)                                   1,465,716                  2,572,492
Deferred expenses, net of accumulated amortization of $108,668
 and $82,843, respectively                                                     456,704                    482,529
                                                                           -----------                -----------
  Total assets                                                             $34,014,347                $34,721,709
                                                                           ===========                ===========


                        LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
 Mortgage notes payable                                                    $41,387,023                $41,836,237
 Accrued real estate taxes                                                   1,504,557                  2,008,500
 Accrued expenses and other liabilities (Note 3)                             2,026,803                  1,841,074
                                                                          ------------               ------------
  Total liabilities                                                         44,918,383                 45,685,811
                                                                          ------------               ------------
Contingency (Note 3):

Partners' deficit (Note 4):
 Investor Limited Partners
  (35,200 Units outstanding)                                               (10,074,515)               (10,130,376)
 Original Limited Partner                                                     (416,456)                  (420,061)
 General Partners                                                             (413,065)                  (413,665)
                                                                           ------------               ------------
  Total Partners' deficit                                                  (10,904,036)               (10,964,102)
                                                                           ------------               ------------

  Total liabilities and Partners' deficit                                   $34,014,347                $34,721,709
                                                                            ===========                ===========


                   The accompanying notes are an integral part of the consolidated financial statements.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                                                   For the Three Months                 For the Nine Months
                                                    Ended September 30,                  Ended September 30,
                                              ------------------------------      --------------------------------
                                                  1999              1998                1999             1998
                                             -------------     -------------      --------------  ---------------
Revenue:
 Rental                                        $ 3,922,597       $ 3,807,018        $ 11,634,413     $ 11,193,425
 Interest income                                    53,528            28,705             129,135           84,026
                                               -----------       -----------        ------------     ------------
  Total revenue                                  3,976,125         3,835,723          11,763,548       11,277,451
                                               -----------       -----------        ------------     ------------
Expenses:
 Operating (Note 5)                                961,011           652,721           2,652,161        2,351,381
 Maintenance                                       292,786           291,869             705,272          658,108
 General and administrative (Note 5)                76,592            43,876             196,675          125,223
 Real estate taxes                                 189,102           572,843           1,334,783        1,728,890
 Management fees (Note 5)                          178,426           140,224             467,815          395,309
 Depreciation and amortization                     894,245           967,685           2,609,273        2,751,909
 Interest                                          738,374           748,796           2,223,525        2,254,400
                                               -----------       -----------        ------------     ------------
  Total expenses                                 3,330,536         3,418,014          10,189,504       10,265,220
                                               -----------       -----------        ------------     ------------

Net income                                     $   645,589       $   417,709        $  1,574,044     $  1,012,231
                                               ===========       ===========        ============     ============
Allocation of net income (Note 4):

 Investor Limited Partners
  (35,200 Units outstanding)                   $   600,398       $   388,469        $  1,463,861     $   941,375
                                               ===========       ===========        ============     ============
 Investor Limited Partners Per Unit            $     17.06       $     11.03        $      41.59     $      26.74
                                               ===========       ===========        ============     ============
 Original Limited Partner                      $    38,735       $    25,063        $     94,443     $     60,734
                                               ===========       ===========        ============     ============
 General Partners                              $     6,456       $     4,177        $     15,740     $     10,122
                                               ===========       ===========        ============     ============


                   The accompanying notes are an integral part of the consolidated financial statements.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)


                                                                      For the Nine Months Ended September 30,
                                                                     ------------------------------------------
                                                                         1999                         1998
                                                                      ----------                   ----------
Cash flows from operating activities:
 Net income                                                           $1,574,044                   $1,012,231
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Interest earned on replacement reserve escrow                          (8,842)                      (9,521)
   Depreciation and amortization                                       2,609,273                    2,751,909
   Changes in assets and liabilities:
    Increase in cash restricted for tenant security
     deposits                                                             (8,717)                     (18,382)
    Decrease (Increase) in prepaid expenses and other
     assets                                                            1,106,776                     (601,804)
    Increase (Decrease) in accrued real estate taxes                    (503,943)                     660,095
    Increase in accrued expenses and other liabilities                   185,729                     (121,056)
                                                                      ----------                   ----------
     Net cash provided by operating activities                         4,954,320                    3,673,472
                                                                       ---------                    ---------
Cash flows from investing activities:
 Deposits to replacement reserve escrows                                (229,884)                    (229,884)
 Withdrawals from replacement reserve escrows                            152,154                       57,030
 Additions to fixed assets                                            (1,207,896)                  (1,002,347)
 Increase in accrued expenses and other liabilities
  related to fixed asset additions                                           --                          3,349
                                                                      -----------                  -----------
     Net cash used in investing activities                             (1,285,626)                  (1,171,852)
                                                                      -----------                  -----------
Cash flows from financing activities:
 Principal payments on mortgage notes payable                           (449,214)                    (419,973)
 Increase in deferred expenses                                                --                       (9,285)
 Distributions                                                        (1,513,978)                  (1,513,979)
                                                                      -----------                  -----------
     Net cash used in financing activities                            (1,963,192)                  (1,943,237)
                                                                      -----------                  -----------
Net increase in cash and cash equivalents                              1,705,502                      558,383

Cash and cash equivalents, beginning of period                         2,101,415                      802,726
                                                                     -----------                  -----------
Cash and cash equivalents, end of period                              $3,806,917                   $1,361,109
                                                                      ==========                   ==========


                   The accompanying notes are an integral part of the consolidated financial statements.

                KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

             NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

(1)  Accounting Policies
     --------------------

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this report on Form 10-Q pursuant to the Rules and Regulations of the Securities and Exchange Commission. In the opinion of the General Partners of Krupp Realty Limited Partnership-V and Subsidiary (the "Partnership") the disclosures contained in this report are adequate to make the information presented not misleading. See Notes to Consolidated Financial Statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998 for additional information relevant to significant accounting policies followed by the Partnership.

In the opinion of the General Partners of the Partnership, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Partnership's consolidated financial position as of September 30, 1999, its results of operations for the three and nine months ended September 30, 1999 and 1998 and its cash flows for the nine months ended September 30, 1999 and 1998.

The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results which may be expected for the full year.

(2)  Cash and Cash Equivalents
     -------------------------

Cash and cash equivalents consisted of the following:

                                                              September 30,                    December 31,
                                                                 1999                            1998
                                                              ------------                     ------------
Cash and money market accounts                                $2,436,248                      $  405,431
Treasury bills                                                 1,370,669                       1,695,984
                                                               ---------                       ---------
                                                              $3,806,917                      $2,101,415
                                                              ==========                      ==========

(3)  Legal Proceeding
     ----------------

The Partnership is a defendant in a class action suit related to the practice of giving discounts for the early or timely payments of rent at Park Place Apartments ("Park Place") and Marine Terrace Apartments, a previously owned property. The central issue of the complaint was whether the operative lease violated a Chicago municipal ordinance relating to late fee charges because it allowed tenants a discount if rent was paid on or before the first of the month. The allegation was that, notwithstanding the stated rental rate and printed discount, the practice represented an unlawful means of exacting late fee charges. In addition to seeking damages for any "forfeited" discounts, plaintiffs seek statutory damages of two months rent per lease violation and reasonable attorneys' fees. To be eligible for such damages, plaintiffs must prove that the defendants deliberately used a provision prohibited by the ordinance.

During 1994, the Court ruled in favor of the defendants and accepted the Partnership's Motion to Dismiss the Plaintiff's Third Amended Complaint. The plaintiffs filed an appeal with the Appellate Court of Illinois, First District. During 1996, the decision was reversed on appeal and the case remanded to trial court for further proceedings. The defendants have continued to vigorously defend the case.

Continued discussions with Plaintiffs' counsel have resulted in a settlement which was presented to the court on July 28, 1999. The court granted preliminary approval of the settlement agreement and a hearing on the fairness of the settlement has been scheduled for November 18, 1999. Although the settlement has not received final approval by the court, the Partnership has recorded provisions totaling $1,015,000 in the consolidated financial statements at September 30, 1999 and December 31, 1998.

(4)  Changes in Partners' Deficit
     ----------------------------

A summary of changes in Partners' deficit for the nine months ended September 30, 1999 is as follows:

                                               Investor          Original                            Total
                                               Limited            Limited          General         Partners'
                                               Partners           Partner         Partners          Deficit
                                              --------------     ------------     ------------     --------------
Balance at
December 31, 1998                              $(10,130,376)       $(420,061)       $(413,665)      $(10,964,102)

Net income                                        1,463,861           94,443           15,740          1,574,044

Distributions                                    (1,408,000)         (90,838)         (15,140)        (1,513,978)
                                              --------------     ------------     ------------     --------------
Balance at September 30, 1999                  $(10,074,515)       $(416,456)       $(413,065)      $(10,904,036)
                                               =============       ==========       ==========      =============


(5)  Related Party Transactions
     --------------------------

The Partnership pays property management fees to an affiliate of the General Partners for management services. Pursuant to the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for certain expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

Amounts accrued or paid to the General Partners' affiliates were as follows:


                                               For the Three Months                For the Nine Months
                                                Ended September 30,                Ended September 30,
                                             ------------------------           ------------------------
                                                1999           1998                 1999          1998
                                             ---------     ----------           ---------      ---------
Property management fees                      $178,426       $140,224            $467,815       $395,309

Expense reimbursements                         100,691         79,283             275,029        201,456
                                             ---------     ----------           ---------      ---------
    Charged to operations                     $279,117       $219,507            $742,844       $596,765
                                              ========       ========            ========       ========



Expense reimbursements due from affiliates of $8,323 and $1,456 were included in prepaid expenses and other assets at September 30, 1999 and December 31, 1998, respectively.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements including those concerning Management's expectations regarding the future financial performance and future events. These forward-looking statements involve significant risk and uncertainties, including those described herein. Actual results may differ materially from those anticipated by such forward-looking statements.

Liquidity and Capital Resources
-------------------------------

The Partnership's ability to generate cash adequate to meet its needs is dependent primarily upon the operating performance of its real estate investments. Such ability would also be impacted by the future availability of bank borrowing sources as current debt matures. These sources of liquidity will be used by the Partnership for payment of expenses related to real estate operations, capital improvements, debt service and other expenses. Cash Flow, if any, as calculated under Section 8.2(a) of the Partnership Agreement, will then be available for distribution to the Partners.

Year 2000
---------

The General Partners of the Partnership have conducted an assessment of the Partnership's core internal and external computer information systems and have taken the further necessary steps to understand the nature and extent of the work required to make its systems Year 2000 ready in those situations in which it is required to do so. The Year 2000 readiness issue concerns the inability of computerized information systems to accurately calculate, store or use a date after 1999. This could result in a system failure or miscalculations causing disruptions of operations. The Year 2000 issue affects virtually all companies and all organizations.

In this regard, the General Partners of the Partnership, along with certain affiliates, began a computer systems project in 1997 to significantly upgrade its existing hardware and software. The General Partners completed the testing and conversion of the financial accounting operating systems in February 1998. As a result, the General Partners have generated operating efficiencies and believe their financial accounting operating systems are Year 2000 ready. The General Partners incurred hardware costs as well as consulting and other expenses related to the infrastructure and facilities enhancements necessary to complete the upgrade and prepare for the Year 2000. There are no other significant internal systems or software that the Partnership is using at the present time.

The General Partners of the Partnership have evaluated Year 2000 compliance issues with respect to its non-financial systems, such as computer controlled elevators, boilers, chillers or other miscellaneous systems. The General Partners do not anticipate any problems in its non-financial systems.

The General Partners of the Partnership surveyed the Partnership's material third-party service providers (including but not limited to its banks and telecommunications providers) and significant vendors and received assurances that such providers and vendors are to be Year 2000 ready. The General Partners do not anticipate any problems with such providers and vendors that would materially impact its results of operations, liquidity or capital resources.

In addition, the Partnership is also subject to external forces that might generally affect industry and commerce, such as utility and transportation company Year 2000 readiness failures and related service interruptions. However, the General Partners do not anticipate these would materially impact its results of operations, liquidity or capital resources.

Operations
----------

The following discussion relates to the operations of the Partnership and its properties (Park Place and Century) for the three and nine months ended September 30, 1999 and 1998.

Net income increased for the three and nine months ended September 30, 1999 as compared to the same periods in 1998, as rental revenue increased and total expenses remained relatively stable.

The increase in rental revenue for the three and nine months ended September 30, 1999 when compared to the same periods in 1998 is attributable to residential rental rate increases implemented at Park Place and Century during the second half of 1998 and the first quarter of 1999. Interest income increased as average cash and cash equivalent balances increased between the periods.

Total expenses remained relatively stable when comparing the three and nine months ending September 30, 1999 to the same periods of 1998 as the increase in operating, general and administrative and management fee expenses were offset by a decrease in real estate taxes and depreciation expenses. Operating expense increased in the third quarter of 1999, resulting from increases in electricity expense and an increase in workmen's compensation expense due to an adjustment to the workmen's compensation reserve in 1998. General and administrative expense increased due to higher expenses incurred in connection with preparation and mailing of Partnership reports and other investor communications. Property management fees increased in conjunction with the increase in rental revenue as discussed above. Real estate taxes decreased during the third quarter of 1999 due to an abatement, of approximately $245,000, and refund of prior years taxes received by Park Place. Depreciation expense decreased as fixed asset additions purchased in previous years at Park Place became fully depreciated.

                                TABLE OF CONTENTS

                                                                               Page #
                                                                               ------
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
         ....................................................................    1

SUMMARY .....................................................................    2
         Parties to the Transaction .........................................    2
         Date, Time and Place of Special Meeting ............................    3
         Purpose of the Special Meeting .....................................    3
         What Unitholders Will Receive in the Merger ........................    3
         Vote Required ......................................................    3
         Independent Appraisals of Properties ...............................    3
         Purpose of and Reasons for the Merger ..............................    3
         Fairness of the Merger; Conflicts of Interest ......................    4
         Financing of the Merger ............................................    4
         Material Federal Income Tax Consequences ...........................    4
         Market Information .................................................    4
         Rights of Appraisal ................................................    5
         Forward-Looking Statements .........................................    5
         Selected Historical Financial Information ..........................    5

SPECIAL FACTORS .............................................................    7
         Background of the Merger; Purpose of the Transaction ...............    7
         Alternatives to the Merger .........................................    8
         Fairness of the Merger .............................................    9
         Disadvantages and Risks Associated with the Merger .................   11
         Conflicts of Interest ..............................................   11
         Independent Appraisals .............................................   12

Determination of Merger Price ...............................................   15

Effects of the Transaction ..................................................   16
         Failure to Approve the Merger ......................................   17
         Plans or Proposals by Partnership or Affiliates Following the Merger   17
         Financing of the Merger ............................................   17
         MATERIAL FEDERAL INCOME TAX CONSEQUENCES ...........................   18

THE SPECIAL MEETING .........................................................   20
         Special Meeting; Record Date .......................................   20
         Procedures for Completing Proxies ..................................   20
         Votes Required .....................................................   21
         Solicitation Procedures ............................................   22
         Revocation of Proxies ..............................................   22
         Appraisal Rights ...................................................   23

THE MERGER AGREEMENT ........................................................   23
         Closing Date; Effective Time of the Merger .........................   23
         Effects of the Merger ..............................................   23
         Payment ............................................................   23
         Authority and Consent of the Purchaser .............................   24


                                                                              Page #
                                                                              ------
         Representations And Warranties of the Parties ......................   24
         Conditions to the Merger ...........................................   24
         Termination ........................................................   25
         Amendment ..........................................................   25
         Waiver .............................................................   25
         The Surviving Entity ...............................................   25

RELATED AGREEMENTS ..........................................................   25

THE AMENDMENT TO THE PARTNERSHIP AGREEMENT ..................................   26
         Purpose ............................................................   26
         The Amendment ......................................................   26

INFORMATION ABOUT THE PARTNERSHIP, ITS GENERAL PARTNERS AND THEIR AFFILIATES    27
         The Partnership ....................................................   27
         The General Partners ...............................................   28
         Distributions ......................................................   30
         Ownership of Units .................................................   30
         Market for the Units ...............................................   31
         Related Party Transactions .........................................   31

SELECTED FINANCIAL DATA .....................................................   32

INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES .....................   33
         The Purchaser ......................................................   33
         Affiliates of the Purchaser ........................................   34

WHERE YOU CAN FIND MORE INFORMATION .........................................   34
         General ............................................................   34
         Independent Accountants ............................................   35

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ..................................   F-1


                                                                               Page #
                                                                               ------
APPENDIX A - THE MERGER AGREEMENT

APPENDIX B - AMENDMENT NO. 1 TO THE AMENDED AGREEMENT OF LIMITED
             PARTNERSHIP OF KRUPP REALTY LIMITED PARTNERSHIP - V

APPENDIC C - FORM OF PROXY CARD

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of ______________, 2000 by and between KR5 Acquisition, L.L.C., a Delaware limited liability company (the "COMPANY" or, after the Effective Time (as defined in Article V hereof), the "SURVIVING ENTITY"), and Krupp Realty Limited Partnership-V, a Massachusetts limited partnership (the "PARTNERSHIP").


                              W I T N E S S E T H:
                              -------------------

                  WHEREAS, the Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware;

                  WHEREAS, the Partnership is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Massachusetts;

                  WHEREAS, the Massachusetts Revised Uniform Limited Partnership Act, Mass. Gen. Laws Ann. ch. 109, Sections 1-62 (THE "MASSACHUSETTS LP Act"), and the Delaware Limited Liability Company Act, 6 DEL. C. Sections 18-101 ET SEQ. (the "DELAWARE LLC ACT"), each permits a limited partnership formed and existing under the Massachusetts LP Act to merge with and into a limited liability company formed and existing under the Delaware LLC Act;

                  WHEREAS, the members of the Company have authorized and the general partners and limited partners of the Partnership have duly authorized the merger of the Partnership with and into the Company pursuant to the terms of this Agreement; and

                  WHEREAS, the holders of limited partnership interests of Fund V have approved an amendment to the Amended Agreement of Limited Partnership, dated July 27, 1983, authorizing the Partnership to enter into this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that, in accordance with the applicable statutes of the State of Delaware and the Commonwealth of Massachusetts, and subject to the conditions precedent contained herein, the Partnership shall be at the Effective Time, merged with and into the Company (the "MERGER"), with the Company to be the Surviving Entity. The mode of carrying the Merger into effect shall be as follows:

                                    ARTICLE I
                                     MERGER

                  At the Effective Time, the Partnership shall be merged with and into the Company, the separate existence of the Partnership shall cease, the Company shall continue in existence and the Merger shall in all respects have the effects provided for by the Massachusetts LP Act and the Delaware LLC Act.

                  Prior to the Effective Time, the Company and the Partnership shall take all such action as shall be necessary or appropriate in order to effectuate the Merger. If at any time after the Effective Time, the Company shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper members, managers, officers or other agents of the Company, as authorized agents and attorneys-in-fact for the Partnership (and acting in the name of the Company or the Partnership), shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all such additional things necessary or proper to carry out the provisions hereof.


                                   ARTICLE II
                              TERMS OF TRANSACTION

                  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) the partnership interests in the Partnership outstanding immediately prior to the Effective Time, held by (a) the general partners of the Partnership (the "GENERAL PARTNERS"), (b) the "ORIGINAL LIMITED PARTNERS" (as defined in the Partnership's Amended Agreement of Limited Partnership, dated as of July 27, 1983, as amended from time to time (the "PARTNERSHIP AGREEMENT")) and (c) the limited partners of the Partnership who are, at the Effective Time, directly or indirectly controlling, controlled by or under common control with the Company, Equity Resources Group Incorporated or the General Partners ("the AFFILIATE LIMITED PARTNERS"), shall be canceled and retired and shall cease to exist, (ii) the partnership interests of limited partners of the Partnership who are not Affiliate Limited Partners (the "UNAFFILIATED LIMITED PARTNERS") outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive in exchange therefor $[_____] per "UNIT" (as defined in the Partnership Agreement), without interest thereon, payable by the Surviving Entity to the holder of such Unit (as reflected on the records of the Partnership at the Effective Time) upon receipt by the Surviving Entity of the Proof of Ownership Form hereto, a Substitute Form W-9 and any other additional documentation necessary or desirable to complete the conversion of the Units required which the Surviving Entity shall reasonably request from the holder, (iii) the limited liability company interests held by the members of the Company outstanding immediately prior to the Effective Time shall remain the outstanding limited liability company interests of such members of the Company, and such members shall continue as the members of the Surviving Entity.

                  Neither the Surviving Entity nor any other party hereto shall be liable to a holder of Units for any payments made to a public official pursuant to applicable abandoned property laws. The Surviving Company shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of Units pursuant to the Merger any taxes or other amounts as are required by applicable law, including without limitation Sections 3406 and 1445 of the Internal Revenue Code of 1986, as amended. To the extent that amounts are so withheld by the Surviving Entity, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made.

                  After the Effective Time, the transfer books of the Partnership shall be closed and there shall be no further registration of transfers on the records of the Partnership of the Units that were outstanding immediately prior to the Effective Time. As of the Effective Time, each holder of a Unit which was converted into the right to receive cash pursuant to Article II hereof shall be deemed to have withdrawn as a limited partner and shall have no further interest in the Partnership or the Surviving Entity or any allocations or distributions of income, property or otherwise, other than the right to receive the amount as provided in this Article II.

                  No appraisal rights shall be available to holders of Units in connection with the Merger.


                                   ARTICLE III

                          CERTIFICATE OF FORMATION AND
                       LIMITED LIABILITY COMPANY AGREEMENT

                  From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Formation and Limited Liability Company Agreement of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.


                                   ARTICLE IV
                              MANAGERS AND OFFICERS

                  From and after the Effective Time, and until their successors are duly elected or appointed, or until their earlier death, resignation or removal, the managers and officers of the Surviving Entity shall be the same as the managers and officers of the Company immediately prior to the Effective Time.

                                    ARTICLE V
                                 EFFECTIVE TIME

                  Certificates of merger evidencing the Merger ("CERTIFICATES OF MERGER") substantially in the form of EXHIBIT A attached hereto shall be filed by the General Partners and the Company with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Massachusetts pursuant to the applicable requirements of the Delaware LLC Act and the Massachusetts LP Act. The Merger shall become effective upon the later of the filing of the Certificates of Merger with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware or such other time as shall be agreed by the parties and set forth in the Certificates of Merger and in accordance with the Massachusetts LP Act and the Delaware LLC Act (such time of effectiveness, the "EFFECTIVE TIME").


                                   ARTICLE VI
                                   TERMINATION

                  This Agreement may be terminated at any time prior to the Effective Time:

                  (i) by mutual written consent of the Company and the General Partners;

                  (ii) by either the Company or the General Partners if the Merger shall not have been consummated by [_______________]; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (ii) of
Article VI shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

                  In the event of a termination of this Agreement by either the Company or the General Partners, as provided in this Article VI, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or the General Partners or their respective managers or officers, except with respect to Article IX and this second paragraph of Article
VI. Nothing herein shall relieve any party of liability with respect to any fraud or intentional breach by any party hereto of this Agreement.

                                   ARTICLE VII

                                   AMENDMENTS

                  At any time prior to the Effective Time, the Company and the General Partners may amend, modify or supplement this Agreement in such manner as they jointly may determine; PROVIDED, HOWEVER, that, such amendment must be executed in writing by all parties hereto and PROVIDED FURTHER, that no such amendment, modification, or supplement shall reduce the amount or change the type of consideration into which each Unit shall be converted upon consummation of the Merger or alter or change any term of the Certificate of Formation or Limited Liability Company Agreement of the Surviving Entity.


                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (i) this Agreement shall have been approved and adopted by the partners of the Partnership in accordance with the Massachusetts LP Act and the Partnership Agreement;

                  (ii) this Agreement shall have been approved and adopted by the members of the Company in accordance with the Delaware LLC Act and the Limited Liability Company Agreement of the Company;

                  (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, promulgated or enforced by any governmental entity, and no action, suit, claim or legal, administrative or arbitral proceeding or investigation shall be pending before any governmental entity which seeks to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or which seeks to subject any party to substantial damages as a result of the consummation of the transactions contemplated by this Agreement;

                  (iv) each of the parties shall have obtained the consent, approval or waiver of each non-governmental person whose consent, approval or waiver shall be required in order for such party to consummate the transactions contemplated by this Agreement;

                  (v) since June 30, 1999, no change or event shall have occurred which has had or could reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means any change, event or effect (a) in, on or relating to the business of the Partnership that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Partnership and its subsidiaries taken as a whole, or (b) that may prevent or materially delay the performance of this Agreement by the Company or the Partnership or the consummation of the transactions contemplated hereby.


                                   ARTICLE IX
                                  GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.


                                    ARTICLE X
                                  MISCELLANEOUS

                  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.


                                   KR5 ACQUISITION, L.L.C.

                                   By:  KRF Company, L.L.C.,
                                        its managing member

                                   By: The Krupp Family Limited Partnership-94, its sole member

                                   By:  ____________________________
                                        Douglas Krupp
                                        General Partner

                                   KRUPP REALTY LIMITED PARTNERSHIP -V
                                   By:  The Krupp Corporation,
                                        its general partner

                                   By:  ____________________________
                                        Douglas Krupp
                                        Co-Chairman of the Board of Directors

                                                                      APPENDIX B


                   Amendment No. 1 to the Amended Agreement of
            Limited Partnership of Krupp Realty Limited Partnership-V
            ---------------------------------------------------------

                  THIS AMENDMENT NO. 1 TO THE AMENDED AGREEMENT OF LIMITED PARTNERSHIP, dated as of July 27, 1983 (the "Partnership Agreement"), OF KRUPP REALTY LIMITED PARTNERSHIP-V, a Massachusetts limited partnership (the "Partnership"), by and among The Krupp Corporation, a Massachusetts corporation, and The Krupp Company Limited Partnership - II, a Massachusetts limited partnership, as General Partners (together, the "General Partners"), The Krupp Company Limited Partnership-II, as the Original Limited Partner, and those persons admitted to the Partnership as Investor Limited Partners and providing
their Consent hereto is made as of    , 2000, in accordance with the procedures
of Section 14(a) of the Partnership Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement.

                  1. The Partnership Agreement is amended by adding the following prior to the last sentence of Section 6.2(b) thereof:

                  "At any time after February 1, 2000, the Partnership may enter into a merger agreement with an Affiliate of the General Partner substantially in the form of the agreement attached hereto as Annex A and provided that such merger agreement is executed prior to August 1, 2000.

                  2. The Partnership Agreement is supplemented by adding the attached Annex A as Annex A thereto.

                  3. In all other respects the Partnership Agreement shall remain in full force and effect in accordance with its terms.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized persons as of the date first above written.

                                    The Krupp Corporation,
                                    GENERAL PARTNER


                                    By:      ____________________________
                                    Name:    Douglas Krupp
                                    Title:   CO-CHAIRMAN OF THE BOARD
                                             OF DIRECTORS


                                    The Krupp Company Limited Partnership-II,
                                    GENERAL PARTNER AND ORIGINAL LIMITED PARTNER


                                       By: The Krupp Corporation,
                                       GENERAL PARTNER


                                             By:    ____________________________
                                             Name:  Douglas Krupp
                                             Title: CO-CHAIRMAN OF THE BOARD
                                                    OF DIRECTORS

                                                                     APPENDIX C

FORM OF PROXY CARD

                      KRUPP REALTY LIMITED PARTNERSHIP - V
                                ONE BEACON STREET
                                   SUITE 1500
                           BOSTON, MASSACHUSETTS 02108


SOLICITED BY THE GENERAL PARTNERS FOR THE SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON , 2000

         The undersigned hereby appoints           , or any of them, each
with full power of substitution, as proxies or proxy of the undersigned and hereby authorizes them to represent and vote as designated below all investor limited partnership units of Krupp Realty Limited Partnership - V Units (the "Partnership") held of record by the undersigned at the close of business on
         , 2000 at the Special Meeting of Unitholders (the "Special Meeting")
to be held on           , 2000 at the Partnership's principal executive
offices located at One Beacon Street, Suite 1500, Boston, Massachusetts, 02108, or any adjournment or postponement thereof, and, in their discretion, upon all matters incident to the conduct of the Special Meeting and such other matters as may properly be brought before the Special Meeting.

         This signed Voting Form revokes all proxies previously given by the undersigned to vote at the Special Meeting of Unitholders or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Unitholders and the Proxy Statement relating to the Special Meeting.

THE GENERAL PARTNERS RECOMMEND A VOTE FOR THE FOLLOWING PROPOSAL.

         To approve the Agreement and Plan of Merger between KR5 Acquisition, L.L.C. and the Partnership and the amendment to the Partnership's Amended Agreement of Limited Partnership, dated as of July 27, 1983, allowing the Partnership to enter into the merger agreement and complete the merger with KR5 Acquisition, L.L.C.

       / /  FOR                / /  AGAINST                 / /  ABSTAIN


WHEN PROPERLY EXECUTED, THIS VOTING FORM WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS VOTING FORM WILL BE VOTED FOR THE FOREGOING PROPOSAL.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.

                                Dated __________________________________ 2000

                                 --------------------------------------------
                                             Signature
                                 --------------------------------------------
                                           Signature, if held jointly


                                Please sign exactly as your name appears on this Voting Form. If units are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS VOTING FORM PROMPTLY, USING THE ENCLOSED ENVELOPE. ALTERNATIVELY, PLEASE FORWARD BOTH SIDES OF THE COMPLETED VOTING FORM BY FACSIMILE TO KRUPP FUNDS GROUP LIMITED
PARTNERSHIP AT 617-423-8919.

         / / I HAVE READ THE ABOVE AND WOULD LIKE TO ATTEND THE SPECIAL MEETING IN PERSON. PLEASE SEND ME A TICKET FOR ADMISSION TO THE MEETING.